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Exhibit 10.12

        AMENDED AND RESTATED
REVOLVING CREDIT AGREEMENT
AND RESTRUCTURE OF OBLIGATIONS

dated December 31, 2001

among

ANACOMP, INC.,
as Borrower

FLEET NATIONAL BANK
(f/k/a/ BANKBOSTON, N.A.)

and the other lending institutions set forth on Annex A hereto, as Banks

and

FLEET NATIONAL BANK,
(f/k/a/ BANKBOSTON, N.A.)
as Agent

TABLE OF CONTENTS

1.	ACKNOWLEDGMENTS			2
	1.1	Acknowledgments by the Borrower and the Guarantors		2
2.	DEFINITIONS AND RULES OF INTERPRETATION.			2
	2.1	Definitions		2
	2.2	Rules of Interpretation		14
3.	THE REVOLVING CREDIT FACILITY.			15
	3.1	Commitment to Lend		15
	3.2	Commitment Fee		15
	3.3	Reduction of Total Commitment		15
	3.4	The Revolving Credit Notes		16
	3.5	Interest on Revolving Credit Loans		16
	3.6	Requests for Revolving Credit Loans		16
	3.7	Funds for Revolving Credit Loan		17
		3.7.1	Funding Procedures	17
		3.7.2	Advances by Agent	17
4.	REPAYMENT OF THE REVOLVING CREDIT LOANS			17
	4.1	Maturity		17
	4.2	Repayment		17
		4.2.1	Mandatory Repayments	17
		4.2.2	Asset Sales and Capital Raising Events	18
		4.2.3	Cash Balance	18
		4.2.4	Reimbursement Obligations	18
		4.2.5	DSI Prepayment	18
		4.2.6	Escrow Funds	18
	4.3	Optional Repayments of Revolving Credit Loans		19
5.	LETTERS OF CREDIT			19
	5.1	Letter of Credit Commitments		19
		5.1.1	Commitment to Issue Letters of Credit	19
		5.1.2	Letter of Credit Applications	19
		5.1.3	Terms of Letters of Credit	19
		5.1.4	Reimbursement Obligations of Banks	19
		5.1.5	Participations of Banks	20
	5.2	Reimbursement Obligation of the Borrower		20
	5.3	Letter of Credit Payments		20
	5.4	Obligations Absolute		21
	5.5	Reliance by Issuer		21
	5.6	Letter of Credit Fee		21
6.	CERTAIN GENERAL PROVISIONS			22
	6.1	Facility Fee		22
	6.2	Funds for Payments		22
		6.2.1	Payments to Agent	22
		6.2.2	No Offset, etc	22
	6.3	Computations		23
	6.4	Additional Costs, etc		23
	6.5	Capital Adequacy		24
	6.6	Certificate		24
	6.7	Interest After Default		24
		6.7.1	Overdue Amounts	24

i

		6.7.2	Amounts Not Overdue	24
7.	COLLATERAL SECURITY AND GUARANTIES			25
	7.1	Security of Borrower		25
	7.2	Guaranties and Security of Subsidiaries		25
8.	REPRESENTATIONS AND WARRANTIES			25
	8.1	Corporate Authority		25
		8.1.1	Incorporation; Good Standing	25
		8.1.2	Authorization	25
		8.1.3	Enforceability	26
	8.2	Governmental Approvals		26
	8.3	Title to Properties; Leases		26
	8.4	Financial Statements and Projections		26
		8.4.1	Fiscal Year	26
		8.4.2	Financial Statements	26
		8.4.3	Projections	26
		8.4.4	Solvency	27
	8.5	No Material Changes, etc		27
	8.6	Franchises, Patents, Copyrights, etc		27
	8.7	Litigation		27
	8.8	No Materially Adverse Contracts, etc		27
	8.9	Compliance with Other Instruments, Laws, etc		27
	8.10	Tax Status		27
	8.11	No Event of Default		28
	8.12	Holding Company and Investment Company Acts		28
	8.13	Absence of Financing Statements, etc		28
	8.14	Perfection of Security Interest		28
	8.15	Certain Transactions		28
	8.16	Employee Benefit Plans		28
		8.16.1	In General	28
		8.16.2	Terminability of Welfare Plans	28
		8.16.3	Guaranteed Pension Plans	29
		8.16.4	Multiemployer Plans	29
	8.17	Use of Proceeds		29
		8.17.1	General	29
		8.17.2	Regulations U and X	29
	8.18	Environmental Compliance		29
	8.19	Subsidiaries, etc		31
	8.20	Bank Accounts		31
	8.21	Disclosure		31
	8.22	Status of Loans as Senior Debt		31
	8.23	No Withholding		31
	8.24	No Filings Required		31
	8.25	Chief Executive Office		31
	8.26	Insurance		31
9.		AFFIRMATIVE COVENANTS OF THE BORROWER		31
	9.1	Punctual Payment		31
	9.2	Maintenance of Office		31
	9.3	Records and Accounts		31
	9.4	Financial Statements, Certificates and Information		32
	9.5	Notices		33
		9.5.1	Defaults	33

		9.5.2	Environmental Events	33
		9.5.3	Notification of Claim against Collateral	33
		9.5.4	Notice of Litigation and Judgments	34
	9.6	Corporate Existence; Maintenance of Properties		34
	9.7	Insurance		34
	9.8	Taxes		34
	9.9	Inspection of Properties and Books, etc		34
		9.9.1	General	34
		9.9.2	Appraisals	35
		9.9.3	Communications with Accountants	35
	9.10	Compliance with Laws, Contracts, Licenses, and Permits		35
	9.11	Employee Benefit Plans		35
	9.12	Use of Proceeds		35
	9.13	Fair Labor Standards Act		35
	9.14	Guarantors		36
	9.15	Additional Subsidiaries		36
	9.16	Further Assurances		36
	9.17	DSI Sale		36
	9.18	Employment of Chief Executive Officer		36
10.	CERTAIN NEGATIVE COVENANTS OF THE BORROWER			36
	10.1	Restrictions on Indebtedness		36
	10.2	Restrictions on Liens		37
	10.3	Restrictions on Investments		38
	10.4	Distributions		39
	10.5	Merger, Consolidation and Disposition of Assets		39
		10.5.1	Mergers and Acquisitions	39
		10.5.2	Disposition of Assets	40
	10.6	Sale and Leaseback/Synthetic Lease		40
	10.7	Compliance with Environmental Laws		40
	10.8	Employee Benefit Plans		40
	10.9	Business Activities		41
	10.10	Fiscal Year		41
	10.11	Transactions with Affiliates		41
	10.12	Modification of Documents and Charter		41
	10.13	Upstream Limitations		41
	10.14	Inconsistent Agreements		41
	10.15	Limitations on Foreign Exchange Arrangements		41
11.	FINANCIAL COVENANTS OF THE BORROWER			42
	11.1	Leverage Ratio		42
	11.2	Debt Service Coverage Ratio		42
	11.3	Minimum EBITDA		42
	11.4	Maintenance Capital Expenditures		42
	11.5	Expansion Capital Expenditures		42
12.	CLOSING CONDITIONS			42
	12.1	Loan Documents etc		42
	12.2	Certified Copies of Charter Documents		43
	12.3	Corporate Action		43
	12.4	Incumbency Certificate		43
	12.5	Validity of Liens		43
	12.6	Perfection Certificates and UCC Search Results		43
	12.7	Landlord Consents		43

	12.8	Certificates of Insurance		43
	12.9	Solvency Certificate		43
	12.10	Opinion of Counsel		43
	12.11	Payment of Fees		43
	12.12	Consents and Approvals		43
	12.13	Receipt of Financial Information		44
	12.14	EBITDA		44
	12.15	Bankruptcy Court Approval		44
	12.16	Material Contracts		44
	12.17	Stock Pledges		44
	12.18	Dissolution of Certain Domestic Subsidiaries		44
13.	CONDITIONS TO ALL BORROWINGS			44
	13.1	Representations True; No Event of Default		44
	13.2	No Legal Impediment		44
	13.3	Governmental Regulation		45
	13.4	Proceedings and Documents		45
14.	EVENTS OF DEFAULT; ACCELERATION; ETC.			45
	14.1	Events of Default and Acceleration		45
	14.2	Termination of Commitments		47
	14.3	Remedies		47
	14.4	Distribution of Collateral Proceeds		48
15.	SETOFF			48
16.	THE AGENT			49
	16.1	Authorization		49
	16.2	Employees and Agents		49
	16.3	No Liability		49
	16.4	No Representations		50
		16.4.1	General	50
		16.4.2	Closing Documentation, etc	50
	16.5	Payments		50
		16.5.1	Payments to Agent	50
		16.5.2	Distribution by Agent	50
		16.5.3	Delinquent Banks	50
	16.6	Holders of Revolving Credit Notes		51
	16.7	Indemnity		51
	16.8	Agent as Bank		51
	16.9	Resignation		51
	16.10	Notification of Defaults and Events of Default		51
	16.11	Duties in the Case of Enforcement		52
17.	EXPENSES AND INDEMNIFICATION			52
	17.1	Expenses		52
	17.2	Indemnification		52
	17.3	Survival		53
18.	TREATMENT OF CERTAIN CONFIDENTIAL INFORMATION			53
	18.1	Confidentiality		53
	18.2	Prior Notification		53
	18.3	Other		53
19.	SURVIVAL OF COVENANTS, ETC.			54
20.	ASSIGNMENT AND PARTICIPATION			54
	20.1	Conditions to Assignment		54
		20.1.1	Assignment by Banks	54

	20.2	Certain Representations and Warranties; Limitations; Covenants	54
	20.3	Register	55
	20.4	New Revolving Credit Notes	55
	20.5	Participations	56
	20.6	Disclosure	56
	20.7	Assignee or Participant Affiliated with the Borrower	56
	20.8	Miscellaneous Assignment Provisions	56
	20.9	Assignment by Borrower	57
21.	NOTICES, ETC.		57
22.	GOVERNING LAW		57
23.	HEADINGS		58
24.	COUNTERPARTS		58
25.	ENTIRE AGREEMENT, ETC.		58
26.	WAIVER OF JURY TRIAL		58
27.	CONSENTS, AMENDMENTS, WAIVERS, ETC.		58
28.	SEVERABILITY		59

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INDEX OF APPENDICES

ANNEXES
Annex A	Banks/Commitments
Annex B	Projections
EXHIBITS
Exhibit A	Form of Revolving Credit Note
Exhibit B	Form of Loan Request
Exhibit C	Form of Compliance Certificate
Exhibit D	Form of Assignment and Acceptance
Exhibit E	Form of Security Agreement
Exhibit F	Form of Patent Assignment Agreement
Exhibit G	Form of Trademark Security Agreement
Exhibit H	Form of Instrument of Adherence
Exhibit I	Form of Guaranty
Exhibit J	Form of Borrowing Base Report
Exhibit K	Form of Accounts Receivable Aging Report
Exhibit L	Form of Stock Pledge Agreement
Exhibit M	Lender Release Agreement
Exhibit N	Form of Copyright Security Agreement
SCHEDULES
Schedule 1.1(a)	Existing Revolving Credit Loans
Schedule 1.1(b)	Existing Reimbursement Obligations
Schedule 8.3	Title to Properties
Schedule 8.7	Litigation
Schedule 8.18	Environmental Matters
Schedule 8.19(a)	Subsidiaries
Schedule 8.19(b)	Joint Ventures/Partnerships
Schedule 8.20	Bank Accounts
Schedule 10.1	Existing Indebtedness
Schedule 10.2	Existing Liens
Schedule 10.3	Existing Investments
Schedule 10.12	Transactions with Affiliates

AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT

AND

RESTRUCTURE OF OBLIGATIONS

        This AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT AND RESTRUCTURE OF OBLIGATIONS (the "Credit Agreement") is dated December 31, 2001, by and among ANACOMP, INC. (the "Borrower"), an Indiana corporation, having its principal place of business at 12365 Crosthwaite Circle, Poway, California 92064, FLEET NATIONAL BANK (f/k/a/ BANKBOSTON, N.A.), a national banking association ("Fleet"), and the other lending institutions listed on Annex A and their participants, if any, from time to time party hereto, together with their respective successors and assigns (each a "Bank" and collectively, the "Banks") and Fleet, as agent for itself and such other lending institutions (in such capacity, the "Agent").

RECITALS

        WHEREAS, the Borrower, the Banks and the Agent entered into a Revolving Credit Agreement dated as of June 15, 1998; as amended by that First Amendment to Revolving Credit Agreement dated as of September 21, 1998; that Second Amendment to Revolving Credit Agreement dated as of February 18, 1999; that Third Amendment to Revolving Credit Agreement dated as of June 18, 1999; that Fourth Amendment to Revolving Credit Agreement dated as of July 26, 1999; and the Forbearance and Standstill Agreement dated as of November 15, 2000 (as amended, restated, supplemented or otherwise modified, the "Forbearance Agreement"), and as further amended, restated, supplemented or otherwise modified (collectively, the "Original Credit Agreement");

        WHEREAS, the Borrower and the Guarantors wish to restructure the "Obligations" outstanding under the Original Credit Agreement and the Agent and the Banks have agreed to do so upon the terms and conditions set forth in this Credit Agreement;

        WHEREAS, the Borrower desires to continue to secure all of its Obligations under the Loan Documents by granting and regranting, as the case may be, to the Agent for the benefit of the Banks a security interest in and lien upon substantially all of its existing and after-acquired Collateral;

        WHEREAS, the Guarantors desire to secure all of their Obligations under the Loan Documents by granting to the Agent for the benefit of the Banks and the Agent a security interest in and lien upon substantially all of its existing and after-acquired Collateral;

        WHEREAS, the Borrower is willing to secure all of its Obligations under the Loan Documents by pledging and repledging, as the case may be, to the Agent for the benefit of the Banks and the Agent all of the shares of capital stock of its Domestic Subsidiaries owned by the Borrower and 65% of the shares of capital stock of certain of the Borrower's Foreign Subsidiaries;

        WHEREAS, certain "Events of Default" have occurred and are continuing under the Original Credit Agreement; and

        WHEREAS, capitalized terms used in this Credit Agreement shall have the meanings ascribed to them in §2 below. All annexes, disclosure schedules, exhibits and other attachments hereto, or expressly identified to this Credit Agreement (collectively, "Appendices"), are incorporated herein by reference, and taken together, shall constitute but a single agreement. These recitals shall be construed as part of the Agreement.

        NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, and for other good and valuable consideration, the parties hereto agree that the Original Credit Agreement is hereby amended and restated in its entirety and remains in force and effect only to the extent provisions thereof are set forth in this Credit Agreement, and the "Obligations" including, without limitation, all of the "Revolving Credit Loans" and all of the "Reimbursement Obligations" (as such terms are defined in the Original Credit Agreement) constitute Obligations and Revolving Credit Loans and Reimbursement Obligations, as the case may be, only to the extent set forth in this Credit Agreement, and as follows:

1. ACKNOWLEDGMENTS

        1.1    Acknowledgments by the Borrower and the Guarantors.    To induce the Banks and the Agent to execute this Credit Agreement, the Borrower and the Guarantors hereby acknowledge and agree as follows:

          (a)  The "Revolving Credit Loans" under the Original Credit Agreement as of the date of this Credit Agreement are outstanding in the aggregate principal amount of $55,075,000.00 and the respective principal amounts for each of such "Loans" are set forth in Schedule 1.1(a) to this Credit Agreement (the "Existing Revolving Credit Loans"), and neither the Borrower nor any Guarantor has any defense or right of offset with respect to such amounts.

          (b)  The "Reimbursement Obligations" incurred under the Original Credit Agreement as of the date of this Credit Agreement are set forth in Schedule 1.1(b) to this Credit Agreement, and neither the Borrower nor any Guarantor has any defense or right or set off with respect to such amounts.

          (c)  This Credit Agreement renews, restructures, and modifies, but does not satisfy, the "Obligations" heretofore outstanding under the Original Credit Agreement, and to the extent such "Obligations" are being renewed, restructured, and modified as Revolving Credit Loans and Reimbursement Obligations under this Credit Agreement, such "Obligations" constitute Obligations (as defined in this Credit Agreement); and

          (d)  All "Loan Documents" executed in connection with the Original Credit Agreement are and shall remain in full force and effect and constitute Loan Documents under this Credit Agreement except for the Original Credit Agreement and as expressly superseded by any Loan Documents executed from and after the Closing Date.

2. DEFINITIONS AND RULES OF INTERPRETATION.

        2.1    Definitions.    The following terms shall have the meanings set forth in this §2 or elsewhere in the provisions of this Credit Agreement referred to below:

        Account Debtor.    Any Person who is or may become obligated under or on account of an Account.

        Accounts.    All accounts, contract rights, chattel paper, instruments and documents, whether now owned or hereafter created or acquired by Borrower or in which Borrower now has or hereafter acquires any interest.

        Affiliate.    Any Person that would be considered to be an affiliate of the Borrower under Rule 144(a) of the Rules and Regulations of the Securities and Exchange Commission, as in effect on the date hereof, if the Borrower were issuing securities.

        Agent's Head Office.    The Agent's head office located at 100 Federal Street, Boston, Massachusetts 02110, or at such other location as the Agent may designate from time to time.

        Agent.    As defined in the preamble hereto.

        Agent's Special Counsel.    Milbank, Tweed, Hadley & McCloy LLP or such other counsel as may be approved by the Agent.

        Amended and Restated Stock Pledge Agreement.    The Amended and Restated Stock Pledge Agreement, dated or to be dated prior to the Closing Date, if any, between the Borrower and the Agent and substantially in the form of Exhibit L hereto.

        Appendices.    As defined in the recitals hereto.

        Applicable Margin.    Shall be 3.0%.

        Applicable Pension Legislation.    At any time, any pension or retirement benefits legislation (be it federal, provincial, territorial or otherwise) then applicable to the Borrower or any of its Subsidiaries.

        Asset Sale.    Any one or series of related transactions in which any applicable Person conveys, sells, transfers or otherwise disposes of, directly or indirectly, any of its properties, businesses or assets (including the sale or issuance of capital stock of a Subsidiary but excluding the sale of inventory, the sale of lease agreements, the licensing of intellectual property and the disposition of obsolete assets, in each case in the ordinary course of business consistent with past practices), whether owned on the Closing Date or thereafter acquired.

        Assignment and Acceptance.    See §20.1.

        Balance Sheet Date.    September 30, 2001.

        Bank or Banks.    As defined in the preamble hereto.

        Bankruptcy Code.    The United States Bankruptcy Code (11 U.S.C. §101 et seq.), as amended, and any successor statute.

        Bankruptcy Court.    The United States Bankruptcy Court for the Southern District of California.

        Base Rate.    The higher of (a) the annual rate of interest announced from time to time by Fleet at its head office in Boston, Massachusetts, as its "base rate" and (b) one-half of one percent (1/2%) above the Federal Funds Effective Rate. For the purposes of this definition, "Federal Funds Effective Rate" shall mean for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three funds brokers of recognized standing selected by the Agent.

        Borrowing Base.    As at the date of determination, an amount determined by the Agent by reference to the most recent Borrowing Base Report delivered to the Banks and Agent pursuant to §9.4, which is equal to 80% of the net amount of Eligible Accounts Receivable outstanding at such date. Notwithstanding anything to the contrary contained in this Credit Agreement, prior to the Formula Date, the Borrowing Base shall not be used to determine the amount of Revolving Credit Loans made by the Banks to the Borrower.

        Borrowing Base Report.    A Borrowing Base Report signed by the Chief Financial Officer of the Borrower and in substantially the form of Exhibit J hereto.

        Borrower.    As defined in the preamble hereto.

        Business Day.    Any day on which banking institutions in Boston, Massachusetts and the State of California, are open for the transaction of banking business.

        Capital Assets.    Fixed assets, both tangible (such as land, buildings, fixtures, machinery and equipment) and intangible (such as patents, copyrights, trademarks, franchises and good will); provided that Capital Assets shall not include any item customarily charged directly to expense or depreciated over a useful life of twelve (12) months or less in accordance with generally accepted accounting principles.

        Capital Expenditures.    Amounts paid or Indebtedness incurred by the Borrower or any of its Subsidiaries in connection with (a) the purchase or lease by the Borrower or any of its Subsidiaries of Capital Assets that would be required to be capitalized and shown on the balance sheet of such Person in accordance with generally accepted accounting principles or (b) any merger, consolidation, asset acquisition or stock acquisition permitted by §11.5.

        Capitalized Leases.    Leases under which the Borrower or any of its Subsidiaries is the lessee or obligor, the discounted future rental payment obligations under which are required to be capitalized on the balance sheet of the lessee or obligor in accordance with generally accepted accounting principles.

        Carry Over Amount.    See §11.4.

        Cash Flow Projection.    See §9.4(k).

        CERCLA.    See §8.18(a).

        Change of Control.    The occurrence after the Closing Date of the following event: any person or group of persons (within the meaning of §13 or 14 of the Securities and Exchange Act of 1934, as amended) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under said Act) of fifty percent (50%) or more of the outstanding shares of common stock of Borrower on a fully-diluted basis.

        Closing Date.    The first date on which the conditions set forth in §12 have been satisfied or waived in writing by all of the Banks and the Agent but in no event later than January 15, 2002.

        Code.    The Internal Revenue Code of 1986, as amended, and any successor legislation thereto.

        Collateral.    All of the property, rights and interests of the Borrower and its Subsidiaries that are or are intended to be subject to the security interests and mortgages created by the Security Documents.

        Commitment.    With respect to each Bank, the amount set forth on Annex A hereto as the amount of such Bank's commitment to make Revolving Credit Loans to, and to participate in the issuance, extension and renewal of Letters of Credit for the account of, the Borrower, as the same may be reduced from time to time; or if such commitment is terminated pursuant to the provisions hereof, zero.

        Commitment Percentage.    With respect to each Bank, the percentage set forth on Annex A hereto (as such Annex A may be amended from time to time pursuant to an Assignment and Acceptance as a result of such assignment) as such Bank's percentage of the aggregate Commitments of all of the Banks.

        Compliance Certificate.    See §9.4(c).

        Confirmation Date.    The date on which the Bankruptcy Court enters the Confirmation Order on its docket.

        Confirmation Order.    The Bankruptcy Court order confirming the Plan under Bankruptcy Code §1129.

        Consolidated or consolidated.    With reference to any term defined herein, shall mean that term as applied to the accounts of the Borrower and its Subsidiaries, consolidated in accordance with generally accepted accounting principles.

        Consolidated Net Income (or Deficit).    With respect to the Borrower and its Subsidiaries for any period, the consolidated net income (or deficit) of the Borrower and its Subsidiaries, determined in accordance with generally accepted accounting principles, after eliminating therefrom all extraordinary nonrecurring items.

        Consolidated Total Interest Expense.    For any period, the aggregate amount of interest required to be paid or accrued by the Borrower and its Subsidiaries during such period on all Indebtedness of the Borrower and its Subsidiaries outstanding during all or any part of such period, whether such interest was or is required to be reflected as an item of expense or capitalized, including payments consisting of interest in respect of any Capitalized Lease.

        Copyright Security Agreement.    The Copyright Collateral Security and Pledge Agreement, dated or to be dated on or prior to the Closing Date, made by the Borrower in favor of the Agent and substantially in the of Exhibit N hereto and any other copyright assignment entered into on or after the Closing Date (as required by this Credit Agreement or any other Loan Document).

        Credit Agreement.    As defined in the preamble hereto.

        Debt Service Coverage Ratio.    As of the date of determination, the ratio of (a) EBITDA minus Maintenance Capital Expenditures for such Reference Period minus cash Taxes for such Reference Period ended on such date to (b) interest plus any mandatory reductions in the Total Commitment for such Reference Period plus any dividends paid in cash on or in respect of any shares of any class of capital stock of the Borrower for such Reference Period plus any scheduled principal payments with respect to any Indebtedness or Capitalized Lease for such Reference Period.

        Default.    See §14.1.

        Delinquent Bank.    See §16.5.3.

        Distribution.    The declaration or payment of any dividend on or in respect of any shares of any class of capital stock of the Borrower, other than dividends payable solely in shares of capital stock of the Borrower of the same class; the purchase, redemption, or other retirement of any shares of any class of capital stock of the Borrower, directly or indirectly through a Subsidiary of the Borrower or otherwise; the return of capital by the Borrower to its shareholders as such; or any other distribution on or in respect of any shares of any class of capital stock of the Borrower.

        Dollars or $.    Dollars in lawful currency of the United States of America.

        Domestic Subsidiary.    Any Subsidiary which is not a Foreign Subsidiary.

        Drawdown Date.    The date on which any Revolving Credit Loan is made or is to be made.

        DSI Sale.    Means the sale in its entirety of the European document management business of the Foreign Subsidiaries of the Borrower.

        DSI Net Sale Proceeds.    Shall be the gross proceeds received from the DSI Sale minus (a) all reasonable costs, fees, expenses or liabilities payable on the DSI Sale Date and (b) a reasonable reserve for any costs, fees, expenses or liabilities payable following the DSI Sale Date not provided for in the escrow containing the Escrow Funds.

        DSI Prepayment.    See §4.2.5.

        DSI Sale Date.    See §9.17.

        EBITDA.    With respect to the Borrower and its Subsidiaries for any fiscal period, an amount equal to Consolidated Net Income for such period, plus, to the extent deducted in the calculation of Consolidated Net Income and without duplication, (a) depreciation and amortization for such period, (b) other noncash charges for such period, (c) income tax expense for such period, (d) Consolidated Total Interest Expense paid or accrued during such period, and minus, to the extent added in computing Consolidated Net Income and without duplication, all noncash gains (including income tax benefits) for such period, all as determined in accordance with generally accepted accounting principles and (e) any cash restructuring charges relating to the transactions contemplated by the Plan; provided, however, that the aggregate amount of such cash restructuring charges shall not exceed $19,000,000 at any time.

        Effective Date.    The first Business Day (a) that is at least ten days after the Confirmation Date; (b) on which no stay of the Confirmation Order is in effect; and (c) on which all the conditions set forth in the Plan have been satisfied or waived in accordance with the Plan.

        Eligible Accounts Receivable.    An Account arising in the ordinary course of Borrower's business from the sale of goods or rendition of services which the Agent, in its sole credit judgment, deems to be an Eligible Account Receivable. Without limiting the generality of the foregoing, no Account shall be an Eligible Account Receivable if:

          (a)  it arises out of a sale made by Borrower to a Subsidiary or an Affiliate of Borrower, or to a Person controlled by an Affiliate of Borrower, or

          (b)  it is unpaid for more than sixty (60) days after the original due date shown on the invoice, or

          (c)  it is due or unpaid more than ninety (90) days after the original invoice date, or

          (d)  Fifty percent (50%) or more of the Accounts from any Account Debtor under clause (b) or (c) above are not deemed Eligible Accounts Receivable hereunder, or

          (e)  the total unpaid Accounts of the Account Debtor exceed twenty percent (20%) of the net amount of all Eligible Accounts Receivable, to the extent of such excess, or

          (f)    any covenant, representation, or warranty contained in this Credit Agreement with respect to such Account has been breached, or

          (g)  the Account Debtor is also Borrower's creditor or supplier, or the Account Debtor has disputed liability with respect to such Account, or the Account Debtor has made any claim with respect to any other Account due from such Account Debtor to Borrower, or the Account otherwise is or may become subject to any right of setoff by the Account Debtor, or

          (h)  the Account Debtor has commenced a voluntary case under the federal bankruptcy laws, as now constituted or hereafter amended, or made an assignment for the benefit of creditors, or a decree or order for relief has been entered by a court having jurisdiction in the premises in respect of the Account Debtor in an involuntary case under the federal bankruptcy laws, as now constituted or hereafter amended, or any other petition or other application for relief under the federal bankruptcy laws has been filed against the Account Debtor, or if the Account Debtor has failed, suspended business, ceased to be solvent, or consented to or suffered a receiver, trustee, liquidator or custodian to be appointed for it or for all or a significant portion of its assets or affairs, or

          (i)    it arises from a sale to an Account Debtor outside the United States or Canada, unless the sale is on letter of credit, guaranty or acceptance terms, in each case acceptable to the Agent in its sole discretion, or

          (j)    it arises from a sale to the Account Debtor on a bill-and-hold, guaranteed sale, sale-or-return, sale-on-approval, consignment, or any other repurchase or return basis, or

          (k)  the Account Debtor is the United States of America, or any department, agency or instrumentality thereof, unless Borrower assigns its right to payment of such Account to Lender, in a manner satisfactory to Lender, so as to comply with the Assignment of Claims Act of 1940 (31 U.S.C. §203 et seq., as amended), or

          (l)    the Account is subject to a pledge, restriction, security interest or other lien or encumbrance other than those created by the Loan Documents, or

          (m)  the goods giving rise to such Account have not been delivered to and accepted by the Account Debtor, or the services giving rise to such Account have not been performed by Borrower and accepted by the Account Debtor, or the Account otherwise does not represent a final sale, or

          (n)  the Account is evidenced by chattel paper or an instrument of any kind, or has been reduced to judgment, or

          (o)  Borrower has made any agreement with the Account Debtor for any deduction therefrom, except for discounts or allowances which are made in the ordinary course of business for prompt payment, and which discounts or allowances are reflected in the calculation of the face value of each invoice related to such Account, or

          (p)  Borrower has made an agreement with the Account Debtor to extend the time of payment thereof.

        Eligible Assignee.    Any of (a) a commercial bank or finance company organized under the laws of the United States, or any State thereof or the District of Columbia, and having total assets in excess of $1,000,000,000; (b) a savings and loan association or savings bank organized under the laws of the United States, or any State thereof or the District of Columbia, and having a net worth of at least $100,000,000, calculated in accordance with generally accepted accounting principles; (c) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development (the "OECD"), or a political subdivision of any such country, and having total assets in excess of $1,000,000,000, provided that such bank is acting through a branch or agency located in the country in which it is organized or another country which is also a member of the OECD; (d) any other bank, insurance company, commercial finance company or other financial institution or other Person approved by the Agent, such approval not to be unreasonably withheld.

        Employee Benefit Plan.    Any employee benefit plan within the meaning of §3(3) of ERISA or other Applicable Pension Legislation, maintained or contributed to by the Borrower or any ERISA Affiliate, other than a Guaranteed Pension Plan or a Multiemployer Plan.

        Environmental Laws.    See §8.18(a).

        EPA.    See §8.18(b).

        Equity Investments.    See §10.3(e).

        Equity Issuance.    The sale or issuance by the Borrower or any of its Subsidiaries of any of its capital stock or equity interests or any warrants, rights or options to acquire its capital stock or equity interests.

        ERISA.    The Employee Retirement Income Security Act of 1974.

        ERISA Affiliate.    Any Person which is treated as a single employer with the Borrower under §414 of the Code or under any Applicable Pension Legislation.

        ERISA Reportable Event.    A reportable event with respect to a Guaranteed Pension Plan within the meaning of §4043 of ERISA and the regulations promulgated thereunder.

        Escrow Funds.    See §9.17.

        Event of Default.    See §14.1.

        Existing Revolving Credit Loans.    See §1.1(a).

        Expansion Capital Expenditures.    All expenditures made in connection with any Permitted Acquisition and any Capital Expenditure other than a Maintenance Capital Expenditure.

        Facility Fee.    See §6.1.

        Fleet.    As defined in the preamble hereto.

        Forbearance Agreement.    As defined in the recitals hereto.

        Foreign Subsidiary.    Any Subsidiary which conducts substantially all of its business in countries other than the United States of America and that is organized under the laws of a jurisdiction other than the United States of America and the States (or the District of Columbia) thereof.

        Formula Date.    The first date on which the sum of the outstanding amount of Revolving Credit Loans (after giving effect to all amounts requested) is less than the Borrowing Base.

        generally accepted accounting principles.    (a) When used in §11, whether directly or indirectly through reference to a capitalized term used therein, means (i) principles that are consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors, in effect for the fiscal year ended on the Balance Sheet Date, and (ii) to the extent consistent with such principles, the accounting practice of the Borrower reflected in its financial statements for the year ended on the Balance Sheet Date, and (b) when used in general, other than as provided above, means principles that are (i) consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors, as in effect from time to time, and (ii) consistently applied with past financial statements of the Borrower adopting the same principles, provided that in each case referred to in this definition of "generally accepted accounting principles" a certified public accountant would, insofar as the use of such accounting principles is pertinent, be in a position to deliver an unqualified opinion (other than a qualification regarding changes in generally accepted accounting principles) as to financial statements in which such principles have been properly applied.

        Governmental Authority.    See §6.2.2.

        Guaranteed Pension Plan.    Any employee pension benefit plan within the meaning of §3(2) of ERISA maintained or contributed to by the Borrower or any ERISA Affiliate the benefits of which are guaranteed on termination in full or in part by the PBGC pursuant to Title IV of ERISA, other than a Multiemployer Plan.

        Guarantor.    Each Person which is required to be or become guarantors from time to time pursuant to §9.14 hereof.

        Guaranty.    The Guaranty, if any, dated or to be dated on or prior to the Closing Date, made by each Guarantor in favor of the Banks and the Agent pursuant to which each Guarantor guaranties to the Banks and the Agent the payment and performance of the Obligations and substantially in form of

Exhibit I hereto and any guaranty entered into on or after the Closing Date (as required by this Credit Agreement or any other Loan Document).

        Hazardous Substances.    See §8.18(b).

        Indebtedness.    As to any Person and whether recourse is secured by or is otherwise available against all or only a portion of the assets of such Person and whether or not contingent, but without duplication:

          (a)  every obligation of such Person for money borrowed,

          (b)  every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses,

          (c)  every reimbursement obligation of such Person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such Person,

          (d)  every obligation of such Person issued or assumed as the deferred purchase price of property or services (including securities repurchase agreements but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business which are not overdue or which are being contested in good faith),

          (e)  every obligation of such Person under any Capitalized Lease,

          (f)    all sales by such Person of (i) accounts or general intangibles for money due or to become due, (ii) chattel paper, instruments or documents creating or evidencing a right to payment of money or (iii) other receivables (collectively "receivables"), whether pursuant to a purchase facility or otherwise, other than in connection with the disposition of the business operations of such Person relating thereto or a disposition of defaulted receivables for collection and not as a financing arrangement, and together with any obligation of such Person to pay any discount, interest, fees, indemnities, penalties, recourse, expenses or other amounts in connection therewith,

          (g)  every obligation of such Person (an "equity related purchase obligation") to purchase, redeem, retire or otherwise acquire for value any shares of capital stock of any class issued by such Person, any warrants, options or other rights to acquire any such shares, or any rights measured by the value of such shares, warrants, options or other rights,

          (h)  every obligation of such Person under any forward contract, futures contract, swap, option or other financing agreement or arrangement (including, without limitation, caps, floors, collars and similar agreements), the value of which is dependent upon interest rates, currency exchange rates, commodities or other indices,

          (i)    every obligation in respect of Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent that such Person is liable therefor as a result of such Person's ownership interest in or other relationship with such entity, except to the extent that the terms of such Indebtedness provide that such Person is not liable therefor and such terms are enforceable under applicable law,

          (j)    every obligation, contingent or otherwise, of such Person guaranteeing, or having the economic effect of guarantying or otherwise acting as surety for, any obligation of a type described in any of clauses (a) through (i) (the "primary obligation") of another Person (the "primary obligor"), in any manner, whether directly or indirectly, and including, without limitation, any obligation of such Person (i) to purchase or pay (or advance or supply funds for the purchase of) any security for the payment of such primary obligation, (ii) to purchase property, securities or services for the purpose of assuring the payment of such primary obligation, or (iii) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such primary obligation.

The "amount" or "principal amount" of any Indebtedness at any time of determination represented by (v) any Indebtedness, issued at a price that is less than the principal amount at maturity thereof, shall be the amount of the liability in respect thereof determined in accordance with generally accepted accounting principles, (w) any Capitalized Lease shall be the principal component of the aggregate of the rentals obligation under such Capitalized Lease payable over the term thereof that is not subject to termination by the lessee, (x) any sale of receivables shall be the amount of unrecovered capital or principal investment of the purchaser (other than the Borrower or any of its wholly-owned Subsidiaries) thereof, excluding amounts representative of yield or interest earned on such investment and (y) any equity related purchase obligation shall be the maximum fixed redemption or purchase price thereof inclusive of any accrued and unpaid dividends to be comprised in such redemption or purchase price.

        Insolvency Event.    Any of the following events or circumstances: (a) the Borrower or any of its Subsidiaries organized in the United Kingdom shall be deemed unable to pay its debts within the meaning of §123(1) (a), (b), or (b) of the Insolvency Act 1986 (United Kingdom) or shall otherwise become insolvent or stop or suspend making payments (whether of principal or interest) with respect to all or any class of its Indebtedness or announce an intention to do so, (b) a meeting shall be convened by the Borrower or any of its Subsidiaries for the purpose of passing any resolution to purchase, reduce or redeem any of its capital stock or to comply with § 142 of the Companies Act 1985 (England), (c) any petition shall be presented or other step taken for the purpose of the appointment of an administrator or the winding up of the Borrower or any of its Subsidiaries (not being, in the case of a winding up, a petition which such Person can demonstrate to the reasonable satisfaction of the Agent, by providing an opinion of leading counsel to that effect, is frivolous, vexatious or an abuse of the process of the court or relates to a claim to which such Person has a good defense and which is being vigorously contested by such Person) or an order shall be made or resolution passed for the winding up of the Borrower or any of its Subsidiaries or a notice shall be issued by convening a meeting for the purpose of passing any such resolution (except for the purpose of a solvent amalgamation or reconstitution which shall have been approved by the Agent), or (d) any steps shall be taken, or negotiations commenced by the Borrower or any of its Subsidiaries or by any of their respective creditors with a view to proposing any kind of composition, compromise or arrangement involving such Person and any of its creditors or for the presentation of a petition for the appointment of an administrator.

        Instrument of Adherence.    See §10.5.1.

        Interest Payment Date.    As to any Revolving Credit Loan, the last day of the calendar month with respect to interest accrued during such calendar month, including, without limitation, the calendar month which includes the Drawdown Date of such Revolving Credit Loan.

        Investments.    All expenditures made and all liabilities incurred (contingently or otherwise) for the acquisition of stock or Indebtedness of, or for loans, advances, capital contributions or transfers of property to, or in respect of any guaranties (or other commitments as described under Indebtedness), or obligations of, any Person. In determining the aggregate amount of Investments outstanding at any particular time: (a) the amount of any Investment represented by a guaranty shall be taken at not less than the principal amount of the obligations guaranteed and still outstanding; (b) there shall be included as an Investment all interest accrued with respect to Indebtedness constituting an Investment unless and until such interest is paid; (c) there shall be deducted in respect of each such Investment any amount received as a return of capital (but only by repurchase, redemption, retirement, repayment, liquidating dividend or liquidating distribution); (d) there shall not be deducted in respect of any Investment any amounts received as earnings on such Investment, whether as dividends, interest or otherwise, except that accrued interest included as provided in the foregoing clause (b) may be deducted when paid; and (e) there shall not be deducted from the aggregate amount of Investments any decrease in the value thereof.

        Lender Release Agreement.    The Lender Release Agreement, dated or to be dated on or prior to the Closing Date, made by the Borrower for the benefit of the Banks pursuant to which the Borrower agrees to waive and release its claims against the Banks and substantially in the form of Exhibit M hereto.

        Letter of Credit.    See §5.1.1.

        Letter of Credit Application.    See §5.1.1.

        Letter of Credit Fee.    See §5.6.

        Letter of Credit Participation.    See §5.1.4.

        Leverage Ratio.    As at any date of determination, the ratio of (a) Total Funded Indebtedness of the Borrower and its Subsidiaries outstanding on such date to (b) EBITDA of the Borrower and its Subsidiaries for the Reference Period ended on such date (or, if such date is not a fiscal quarter end date, the period of four consecutive fiscal quarters most recently ended).

        Loan Documents.    This Credit Agreement, the Revolving Credit Notes, the Letter of Credit Applications, the Letters of Credit, the Security Documents and the Lender Release Agreement.

        Loan Request.    See §3.6.

        Maintenance Capital Expenditures.    Amounts paid or Indebtedness incurred by the Borrower or any of its Subsidiaries in connection with the improvement, replacement, or substitution to any of its property, plant or equipment.

        Majority Banks.    As of any date, the Banks holding at least fifty one percent (51%) of the outstanding principal amount of the Revolving Credit Notes on such date; and if no such principal is outstanding, the Banks whose aggregate Commitments constitutes at least fifty one percent (51%) of the Total Commitment.

        Maturity Date.    Eighteen months from the Closing Date but in no event later than July 31, 2003; provided, however, that the Maturity Date will be extended to twenty-four months from the Closing Date but in no event later than January 15, 2004 if the Borrower (a) on or before eighteen months from the Closing Date makes a prepayment in the amount of $4,000,000 in the aggregate (including the DSI Prepayment) to permanently reduce the Revolving Credit Loans and the Total Commitment or (b) pays a rate of interest with respect to the Total Commitment equal to one percent (1%) above the then applicable interest rate as set forth in §3.5 beginning eighteen months from the Closing Date.

        Maximum Drawing Amount.    The maximum aggregate amount that the beneficiaries may at any time draw under outstanding Letters of Credit, as such aggregate amount may be reduced from time to time pursuant to the terms of the Letters of Credit.

        Multiemployer Plan.    Any multiemployer plan within the meaning of §3(37) of ERISA maintained or contributed to by the Borrower or any ERISA Affiliate.

        Net Cash Proceeds.    With respect to any Equity Issuance, the excess of the gross cash proceeds received by such Person from such Equity Issuance after deduction of customary transaction expenses (including, without limitation, underwriting discounts and commissions) actually incurred in connection with the Equity Issuance and which the Borrower, acting in good faith, deems to be reasonable.

        Net Cash Sale Proceeds.    The net cash proceeds received by the Borrower and its Subsidiaries in respect of any Asset Sale, less all out-of-pocket fees, commissions and other expenses which the Borrower, acting in good faith, deems to be reasonable and are incurred in connection with such Asset Sale, including the amount (estimated in good faith by such Person) of income, franchise, sales and other applicable taxes required to be paid by such Person in connection with such Asset Sale.

        Obligations.    All indebtedness, obligations and liabilities of any of the Borrower and its Subsidiaries to any of the Banks and the Agent, individually or collectively, existing on the date of this Credit Agreement or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, arising or incurred under this Credit Agreement or any of the other Loan Documents or in respect of any of the Revolving Credit Loans made or Reimbursement Obligations incurred or any of the Revolving Credit Notes, Letter of Credit Application, Letter of Credit, or arising or incurred in connection with any interest rate protection arrangements or any documents, agreements or instruments executed in connection therewith, or other instruments at any time evidencing any thereof.

        Original Credit Agreement.    As defined in the recitals hereto.

        outstanding.    With respect to the Revolving Credit Loans, the aggregate unpaid principal thereof as of any date of determination.

        Overnight Rate.    For any day, as to Revolving Credit Loans denominated in Dollars, the weighted average interest rate paid by the Agent for federal funds acquired by the Agent.

        Patent Assignment Agreement.    The Amended and Restated Patent Assignment, dated or to be dated on or prior to the Closing Date, made by the Borrower in favor of the Agent and substantially in form of Exhibit F hereto and any other patent assignment agreement entered into on or after the Closing Date (as required by this Credit Agreement or any other Loan Document).

        PBGC.    The Pension Benefit Guaranty Corporation created by §4002 of ERISA and any successor entity or entities having similar responsibilities.

        Perfection Certificate.    The Perfection Certificate as defined in the Security Agreement.

        Permitted Acquisition.    See §10.5.1(b).

        Permitted Liens.    Liens, security interests and other encumbrances permitted by §10.2.

        Person.    Any individual, corporation, partnership, trust, unincorporated association, business, or other legal entity, and any government or any governmental agency or political subdivision thereof.

        Plan.    Borrower's Chapter 11 Plan of Reorganization (dated August 29, 2001).

        Projections.    As set forth in the "CSFB Base Case" dated August 16, 2001 attached as Annex B to this Credit Agreement.

        RCRA.    See §8.18(a).

        Reorganization Case.    The case commenced by Anacomp, Inc. under chapter 11 of the Bankruptcy Code on October 19, 2001.

        Real Estate.    All real property at any time owned or leased (as lessee or sublessee) by the Borrower or any of its Subsidiaries.

        Record.    The grid attached to a Revolving Credit Note, or the continuation of such grid, or any other similar record, including computer records, maintained by any Bank with respect to any Revolving Credit Loan referred to in such Revolving Credit Note.

        Reference Bank.    Fleet.

        Reference Period.    The period of four (4) consecutive fiscal quarters of the Borrower ending on the relevant date (or, if such date is not a fiscal quarter end date, the period of four (4) consecutive fiscal quarters most recently ended).

        Register.    See §20.3.

        Reimbursement Obligation.    The Borrower's obligation to reimburse the Agent and the Banks on account of any drawing under any Letter of Credit as provided in §5.2.

        Restricted Payment.    In relation to the Borrower and its Subsidiaries, any (a) Distribution; (b) payment by the Borrower or any of its Subsidiaries to any Affiliate other than payments to such Affiliates for goods and services in the ordinary course of business on terms equivalent to those obtainable in arms length transactions

        Revolving Credit Loans.    Revolving credit loans made or to be made by the Banks to the Borrower pursuant to §3.

        Revolving Credit Notes.    See §3.4.

        SARA.    See §8.18(a).

        Same Day Funds.    With respect to disbursements and payments in Dollars, immediately available funds.

        Security Agreement.    The Amended and Restated Security Agreement, dated or to be dated on or prior to the Closing Date, between the Borrower and the Agent and substantially in the form of Exhibit E hereto and any security agreement entered into after the Closing Date (as required by this Credit Agreement or any other Loan Document).

        Security Documents.    The Guaranty, the Security Agreement, the Patent Assignment, the Trademark Security Agreement, the Copyright Security Agreement, the Stock Pledge Agreement and all other instruments and documents, including without limitation Uniform Commercial Code financing statements, required to be executed or delivered pursuant to any Security Document.

        Senior Subordinated Notes.    Those certain 10 7/8% Senior Subordinated Notes due 2004 issued by the Borrower, the obligations of which are governed by those certain indentures between the Borrower and the Bank of New York as the successor to IBJ Shroder Bank & Trust Company, as Trustee, as amended, modified, supplemented or replaced to date, which are to be canceled pursuant to the Plan.

        Stock Pledge Agreement.    Collectively, the various foreign share pledge agreements and the Amended and Restated Stock Pledge Agreement, dated or to be dated on or prior to the Closing Date, between the Borrower and the Agent and in form and substance satisfactory to the Banks and the Agent and any other stock pledge agreement entered into on or after the Closing Date (as required by this Credit Agreement or any other Loan Documents).

        Subordinated Debt.    Unsecured Indebtedness of the Borrower or any of its Subsidiaries that is expressly subordinated and made junior to the payment and performance in full of the Obligations.

        Subsidiary.    Any Domestic Subsidiary, Foreign Subsidiary and any corporation, association, trust, or other business entity of which the designated parent shall at any time own directly or indirectly through a Subsidiary or Subsidiaries at least a majority (by number of votes) of the outstanding Voting Stock.

        Taxes.    See §9.8.

        Total Commitment.    The sum of the Commitments of the Banks which, as of the Closing Date, is $60,909,862.50 as the same may be reduced from time to time in accordance with the provisions hereof, or if the Commitments are terminated pursuant to the provisions hereof, zero.

        Total Funded Indebtedness.    All Indebtedness of the Borrower and its Subsidiaries for borrowed money (including, without limitation, all guarantees by such Person of Indebtedness of others for borrowed money but excluding, for all purposes, Indebtedness arising from the Borrower's issuance of the Senior Subordinated Notes), purchase money Indebtedness and with respect to Capitalized Leases, determined on a consolidated basis in accordance with generally accepted accounting principles.

        Trademark Security Agreement.    The Amended and Restated Trademark Collateral Security and Pledge Agreement, dated or to be dated on or prior to the Closing Date, made by the Borrower in favor of the Agent and substantially in the of Exhibit G hereto and any other trademark assignment entered into on or after the Closing Date (as required by this Credit Agreement or any other Loan Document).

        Uniform Customs.    With respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500 or any successor version thereto adopted by the Agent in the ordinary course of its business as a letter of credit issuer and in effect at the time of issuance of such Letter of Credit.

        Unpaid Reimbursement Obligation.    Any Reimbursement Obligation for which the Borrower does not reimburse the Agent and the Banks on the date specified in, and in accordance with, §5.2.

        Voting Stock.    Stock or similar interests, of any class or classes (however designated), the holders of which are at the time entitled, as such holders, to vote for the election of a majority of the directors (or persons performing similar functions) of the corporation, association, trust or other business entity involved, whether or not the right so to vote exists by reason of the happening of a contingency.

        2.2    Rules of Interpretation.

        (a)  A reference to any document or agreement shall include such document or agreement as amended, modified or supplemented from time to time in accordance with its terms and the terms of this Credit Agreement.

        (b)  The singular includes the plural and the plural includes the singular.

        (c)  A reference to any law includes any amendment or modification to such law.

        (d)  A reference to any Person includes its permitted successors and permitted assigns.

        (e)  Accounting terms not otherwise defined herein have the meanings assigned to them by generally accepted accounting principles applied on a consistent basis by the accounting entity to which they refer.

        (f)    The words "include", "includes" and "including" are not limiting.

        (g)  All terms not specifically defined herein or by generally accepted accounting principles, which terms are defined in the Uniform Commercial Code as in effect in the Commonwealth of Massachusetts, have the meanings assigned to them therein, with the term "instrument" being that defined under Article 9 of the Uniform Commercial Code.

        (h)  Reference to a particular "§" refers to that § of this Credit Agreement unless otherwise indicated.

        (i)    The words "herein", "hereof", "hereunder" and words of like import shall refer to this Credit Agreement as a whole and not to any particular § or subdivision of this Credit Agreement.

        (j)    Unless otherwise expressly indicated, in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including," the words "to" and "until" each mean "to but excluding," and the word "through" means "to and including."

        (k)  This Credit Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are, however, cumulative and are to be performed in accordance with the terms thereof.

        (l)    This Credit Agreement and the other Loan Documents are the result of negotiation among, and have been reviewed by counsel to, among others, the Agent and the Borrower and are the product of discussions and negotiations among all parties. Accordingly, this Credit Agreement and the other Loan Documents are not intended to be construed against the Agent or any of the Banks merely on account of the Agent's or any Bank's involvement in the preparation of such documents.

3. THE REVOLVING CREDIT FACILITY.

        3.1    Commitment to Lend.    Subject to the terms and conditions set forth in this Credit Agreement, each of the Banks severally agrees (i) on the Closing Date, to convert the Existing Revolving Credit Loans, if any, to Revolving Credit Loans under this Credit Agreement and (ii) to lend to the Borrower and the Borrower may borrow, repay, and reborrow from time to time from the Closing Date up to but not including the Maturity Date upon notice by the Borrower to the Agent given in accordance with §3.6, such sums as are requested by the Borrower up to a maximum aggregate amount outstanding (after giving effect to all amounts requested) at any one time equal to such Bank's Commitment minus such Bank's Commitment Percentage of the sum of the Maximum Drawing Amount and all Unpaid Reimbursement Obligations; provided, however, notwithstanding the foregoing, the aggregate amount of the outstanding Revolving Credit Loans shall not exceed $55,075,000.00 at any time. After the Formula Date, the sum of the outstanding amount of the Revolving Credit Loans (after giving effect to all amounts requested) plus the Maximum Drawing Amount and all Unpaid Reimbursement Obligations shall not at any time exceed the lesser of (a) the Total Commitment and (b) the Borrowing Base. The Revolving Credit Loans shall be made pro rata in accordance with each Bank's Commitment Percentage. Each request for a Revolving Credit Loan hereunder shall constitute a representation and warranty by the Borrower that the conditions set forth in §12 and §13, in the case of the conversion of the Existing Revolving Credit Loans to Revolving Credit Loans to be made on the Closing Date, and §13, in the case of all other Revolving Credit Loans, have been satisfied or waived in writing by the Majority Banks and the Agent on the date of such request.

        3.2    Commitment Fee.    The Borrower agrees to pay to the Agent for the accounts of the Banks in accordance with their respective Commitment Percentages a commitment fee calculated at the rate of 0.375% per annum on the average daily amount during each calendar quarter or portion thereof from the Closing Date to the Maturity Date by which the Total Commitment minus the sum of the Maximum Drawing Amount and all Unpaid Reimbursement Obligations exceeds the outstanding amount of Revolving Credit Loans during such calendar quarter. The commitment fee shall be payable quarterly in arrears on the first day of each calendar quarter for the immediately preceding calendar quarter commencing on the first such date following the date hereof, with a final payment on the Maturity Date or any earlier date on which the Commitments shall terminate.

        3.3    Reduction of Total Commitment.    The Borrower shall have the right at any time and from time to time upon five (5) Business Days prior written notice to the Agent to reduce by $1,000,000 or integral multiples of $1,000,000 in excess thereof or terminate entirely the Total Commitment, whereupon the Commitments of the Banks shall be reduced pro rata in accordance with their respective Commitment Percentages of the amount specified in such notice or, as the case may be, terminated. Promptly after receiving any notice of the Borrower delivered pursuant to this §3.3, the Agent will notify the Banks of the substance thereof. Upon the effective date of any such reduction or termination, the Borrower shall pay to the Agent for the respective accounts of the Banks the full amount of any commitment fee then accrued on the amount of the reduction. No reduction or termination of the Commitments may be reinstated.

        3.4    The Revolving Credit Notes.    The Revolving Credit Loans shall be evidenced by separate promissory notes of the Borrower in substantially the form of Exhibit A hereto (each a "Revolving Credit Note"), dated as of the Closing Date and completed with appropriate insertions. One Revolving Credit Note shall be payable to the order of each Bank in a principal amount equal to such Bank's Commitment or, if less, the outstanding amount of all Revolving Credit Loans made by such Bank, plus interest accrued thereon, as set forth below. The Borrower irrevocably authorizes each Bank to make or cause to be made, at or about the time of the Drawdown Date of any Revolving Credit Loan or at the time of receipt of any payment of principal on such Bank's Revolving Credit Note, an appropriate notation on such Bank's Record reflecting the making of such Revolving Credit Loan or (as the case may be) the receipt of such payment. The outstanding amount of the Revolving Credit Loans set forth on such Bank's Record shall be prima facie evidence of the principal amount thereof owing and unpaid to such Bank, but the failure to record, or any error in so recording, any such amount on such Bank's Record shall not limit or otherwise affect the obligations of the Borrower hereunder or under any Revolving Credit Note to make payments of principal of or interest on any Revolving Credit Note when due.

        3.5    Interest on Revolving Credit Loans.    Except as otherwise provided in §6.17,

          (a)  The Revolving Credit Loans shall bear interest for the period commencing with the Drawdown Date thereof and ending on the Interest Payment Date with respect thereto at the rate per annum equal to the Base Rate with respect to the portion of the Revolving Credit Loans less than or equal to the Borrowing Base, provided, however, that if the Borrower fails to deliver any Borrowing Base Report pursuant to §9.4 hereof, the interest rate for each Revolving Credit Loan for such period shall be equal to the Base Rate plus the Applicable Margin.

          (b)  The Revolving Credit Loans shall bear interest for the period commencing with the Drawdown Date thereof and ending on the Interest Payment Date with respect thereto at the rate per annum equal to the Base Rate plus the Applicable Margin with respect to the portion of the Revolving Credit Loans in excess of the Borrowing Base.

          (c)  The Borrower promises to pay interest on the Revolving Credit Loans in arrears on each Interest Payment Date with respect thereto.

        3.6    Requests for Revolving Credit Loans.    The Borrower shall give to the Agent written notice in the form of Exhibit B hereto (or telephonic notice confirmed in a writing in the form of Exhibit B hereto) of each Revolving Credit Loan requested hereunder (a "Loan Request") no less than one (1) Business Day prior to the proposed Drawdown Date of any Revolving Credit Loan. Each such notice shall specify (i) the principal amount of the Revolving Credit Loan requested and (ii) the proposed Drawdown Date of such Revolving Credit Loan. To the extent the Agent receives such notice by 11:00 a.m. (Boston time) on any day, it shall provide the Banks with notice on such date, or, if the Agent receives notice after 11:00 a.m. (Boston time), it shall provide the Banks with notice on the next Business Day. Promptly upon receipt of any such notice, the Agent shall notify each of the Banks thereof. Each Loan Request shall be irrevocable and binding on the Borrower and shall obligate the Borrower to accept the Revolving Credit Loan requested from the Banks on the proposed Drawdown

Date. Each Loan Request shall be in a minimum aggregate amount of $1,000,000 or an integral multiple of $500,000 in excess thereof.

        3.7    Funds for Revolving Credit Loan

                    3.7.1    Funding Procedures.    Not later than 11:00 a.m. (Boston time) on the proposed Drawdown Date of any Revolving Credit Loans, each of the Banks will make available to the Agent to credit to the Borrower's account in Same Day Funds, the amount of such Bank's Commitment Percentage of the amount of the requested Revolving Credit Loan. Upon receipt from each Bank of such amount, and upon receipt of the documents required by §§12 and 13 and the satisfaction of the other conditions set forth therein, to the extent applicable, the Agent will make available to the Borrower the aggregate amount of such Revolving Credit Loans made available to the Agent by the Banks. The failure or refusal of any Bank to make available to the Agent at the aforesaid time and place on any Drawdown Date the amount of its Commitment Percentage of the requested Revolving Credit Loans shall not relieve any other Bank from its several obligation hereunder to make available to the Agent the amount of such other Bank's Commitment Percentage of any requested Revolving Credit Loans.

                    3.7.2    Advances by Agent.    The Agent may, unless notified to the contrary by any Bank prior to a Drawdown Date, assume that such Bank has made available to the Agent on such Drawdown Date the amount of such Bank's Commitment Percentage of the Revolving Credit Loans to be made on such Drawdown Date, and the Agent may (but it shall not be required to), in reliance upon such assumption, make available to the Borrower a corresponding amount. If any Bank makes available to the Agent such amount on a date after such Drawdown Date, such Bank shall pay to the Agent on demand an amount equal to the product of (a) the average computed for the period referred to in clause (c) below, of the Overnight Rate for each day included in such period, times (b) the amount of such Bank's Commitment Percentage of such Revolving Credit Loans, times (c) a fraction, the numerator of which is the number of days that elapse from and including such Drawdown Date to the date on which the amount of such Bank's Commitment Percentage of such Revolving Credit Loans shall become immediately available to the Agent, and the denominator of which is 365; provided, however, that no such payment by such Bank to the Agent shall be due and payable unless at least 24 hours has elapsed between the receipt by such Bank of notice from the Agent of a Loan Request pursuant to §3.6 and such Bank's requirement to fund such Loan Request pursuant to §3.7.1. A statement of the Agent submitted to such Bank with respect to any amounts owing under this paragraph shall be prima facie evidence of the amount due and owing to the Agent by such Bank. If the amount of such Bank's Commitment Percentage of such Revolving Credit Loans is not made available to the Agent by such Bank within three (3) Business Days following such Drawdown Date, the Agent shall be entitled to recover such amount from the Borrower on demand, with interest thereon at the rate per annum applicable to the Revolving Credit Loans made on such Drawdown Date.

4. REPAYMENT OF THE REVOLVING CREDIT LOANS.

        4.1    Maturity.    The Borrower promises to pay on the Maturity Date, and there shall become absolutely due and payable on the Maturity Date, all of the Revolving Credit Loans outstanding on such date, together with any and all accrued and unpaid interest thereon.

        4.2    Repayment.

                    4.2.1    Mandatory Repayments.

          (a)  If at any time the sum of the outstanding amount of the Revolving Credit Loans, the Maximum Drawing Amount and all Unpaid Reimbursement Obligations exceeds the Total Commitment, then the Borrower shall immediately pay the amount of such excess to the Agent for the respective accounts of the Banks for application: first, to any Unpaid Reimbursement Obligations; second, to the Revolving Credit Loans; and third, to provide to the Agent cash collateral for Reimbursement Obligations as contemplated by §5.2(b) and (c). Each payment of any Unpaid Reimbursement Obligations or prepayment of Revolving Credit Loans shall be allocated among the Banks, in proportion, as nearly as practicable, to each Reimbursement Obligation or (as the case may be) the respective unpaid principal amount of each Bank's Revolving Credit Note, with adjustments to the extent practicable to equalize any prior payments or repayments not exactly in proportion.

          (b)  The Borrower shall make minimum quarterly payments to permanently reduce the Revolving Credit Loans and Total Commitment as follows:

Dates	Total Commitment Reduction and Revolving Credit Loan Reduction
The later of the Closing Date and each Fiscal Quarter ending December, 2001 through and including June, 2002	$2,000,000
Fiscal Quarter ending September, 2002	$3,000,000
Each Fiscal Quarter ending December, 2002 through and including March, 2003	$2,250,000
Each Fiscal Quarter ending June, 2003 through and including September, 2003 (In case of an extension of the Maturity Date)	$2,500,000

                    4.2.2    Asset Sales and Capital Raising Events.    In the event the Borrower or any of its Subsidiaries receives any (a) Net Cash Sale Proceeds (other than as provided in §4.2.5 below); (b) proceeds of insurance claims which have not been reinvested by the Borrower or such Subsidiary in replacement assets or to repair the asset so damaged, as the case may be, or (c) Net Cash Proceeds from any Equity Issuance by the Borrower or its Subsidiaries, the Borrower shall immediately upon the receipt thereof make a payment in an amount equal to 100% of such Net Cash Sale Proceeds or Net Cash Proceeds, as the case may be, to reduce the Revolving Credit Loans and permanently reduce the Total Commitment, provided, however, after the Formula Date, the Borrower shall apply such Net Cash Sale Proceeds or Net Cash Proceeds, as the case may be, in excess of $500,000 in the aggregate to permanently reduce the Revolving Credit Loans and Total Commitment.

                    4.2.3    Cash Balance.    At any time the Borrower's cash balance exceeds $6,500,000, the Borrower shall prepay the outstanding Revolving Credit Loans on the third day after such time in an amount equal to the cash balance in excess of $6,500,000 which amount shall be applied pursuant to §4.2.1; provided, however, that such payment shall not permanently reduce the Total Commitment. Each such payment shall be accompanied by a certificate signed by the Borrower's Chief Financial Officer certifying the manner in which the cash balance and the resulting prepayment were calculated, which certificate shall be in form and substance satisfactory to Agent.

                    4.2.4    Reimbursement Obligations.    Any payments by the Borrower to reimburse the Agent and the Banks on account of any drawing under any Letter of Credit as provided in §5.2 shall be applied to reduce the Revolving Credit Loans and permanently reduce the Total Commitment.

                    4.2.5    DSI Prepayment.    On the DSI Sale Date, the Borrower shall immediately make a payment in the amount of the greater of (a) 85% of the DSI Net Sale Proceeds and (b) $4,000,000 (the "DSI Prepayment") which shall be applied to reduce the Revolving Credit Loans and permanently reduce the Total Commitment.

                    4.2.6    Escrow Funds.    Upon the termination of the Escrow Agreement, the Borrower shall immediately make a payment in the amount of all remaining Escrow Funds, together will any and all interest earned thereon less the reasonable fees and expenses paid to the escrow agent, which shall be applied to reduce the Revolving Credit Loans and permanently reduce the Total Commitment.

        4.3    Optional Repayments of Revolving Credit Loans.    The Borrower shall have the right, at its election, to make prepayments to permanently reduce the Revolving Credit Loans and Total Commitment, as a whole or in part, at any time without penalty or premium. The Borrower shall give the Agent, no later than 10:00 a.m., Boston time, at least one (1) Business Day prior written notice of any proposed prepayment pursuant to this §4.3, specifying the proposed date of prepayment and the principal amount to be prepaid. The Agent shall promptly notify the Banks of this proposed prepayment. Each such partial prepayment shall be in an integral multiple of $1,000,000, shall be accompanied by the payment of accrued interest on the principal prepaid to the date of prepayment and shall be applied to permanently reduce the Revolving Credit Loans and the Total Commitment. Each partial prepayment shall be allocated among the Banks, in proportion, as nearly as practicable, to the respective unpaid principal amount of each Bank's Revolving Credit Note and Total Commitment, with adjustments to the extent practicable to equalize any prior repayments not exactly in proportion. To the extent that the Revolving Credit Loans and the Total Commitment are reduced by a prepayment pursuant to this §4.3, the Borrower shall be permitted to receive additional Revolving Credit Loans in accordance with §3.1 of this Credit Agreement.

5. LETTERS OF CREDIT.

        5.1    Letter of Credit Commitments.

                    5.1.1    Commitment to Issue Letters of Credit.    Subject to the terms and conditions hereof and the execution and delivery by the Borrower of a letter of credit application on the Agent's customary form (a "Letter of Credit Application"), the Agent on behalf of the Banks and in reliance upon the agreement of the Banks set forth in §5.1.4 and upon the representations and warranties of the Borrower contained herein, agrees, in its individual capacity, to issue, extend and renew for the account of the Borrower one or more standby or documentary letters of credit denominated in Dollars (individually, a "Letter of Credit"), in such form as may be requested from time to time by the Borrower and agreed to by the Agent; provided, however, that, the Agent shall have no obligation to issue any Letter of Credit in the event that the sum of the Maximum Drawing Amount on all Letters of Credit exceeds $5,834,862.50 unless there is a corresponding reduction of the outstanding Revolving Credit Loans but in no event shall the sum of the aggregate Maximum Drawing Amount and all Unpaid Reimbursement Obligations exceed $9,000,000 at any time. After the Formula Date and after giving effect to such a Letter of Credit request, (a) the sum of the aggregate Maximum Drawing Amount and all Unpaid Reimbursement Obligations shall not exceed $9,000,000 at any one time and (b) the sum of (i) the Maximum Drawing Amount on all Letters of Credit, (ii) all Unpaid Reimbursement Obligations, and (iii) the amounts of all Revolving Credit Loans outstanding shall not exceed the lesser of (A) the Total Commitment or (B) the Borrowing Base.

                    5.1.2    Letter of Credit Applications.    Each Letter of Credit Application shall be completed to the satisfaction of the Agent. In the event that any provision of any Letter of Credit Application shall be inconsistent with any provision of this Credit Agreement, then the provisions of this Credit Agreement shall, to the extent of any such inconsistency, govern.

                    5.1.3    Terms of Letters of Credit.    Each Letter of Credit issued, extended or renewed hereunder shall, among other things, (a) provide for the payment of sight drafts for honor thereunder when presented in accordance with the terms thereof and when accompanied by the documents described therein, and (b) have an expiry date no later than the Maturity Date. Each Letter of Credit so issued, extended or renewed shall be subject to the Uniform Customs.

                    5.1.4    Reimbursement Obligations of Banks.    Each Bank severally agrees that it shall be absolutely liable, without regard to the occurrence of any Default or Event of Default or any other condition precedent whatsoever, to the extent of such Bank's Commitment Percentage, to reimburse the Agent on demand for the amount of each draft paid by the Agent under each Letter of Credit to the extent that such amount is not reimbursed by the Borrower pursuant to §5.2 (such agreement for a Bank being called herein the "Letter of Credit Participation" of such Bank).

                    5.1.5    Participations of Banks.    Each such payment made by a Bank shall be treated as the purchase by such Bank of a participating interest in the Borrower's Reimbursement Obligation under §5.2 in an amount equal to such payment. Each Bank shall share in accordance with its participating interest in any interest which accrues pursuant to §5.2.

        5.2    Reimbursement Obligation of the Borrower.    In order to induce the Agent to issue, extend and renew each Letter of Credit and the Banks to participate therein, the Borrower hereby agrees to reimburse or pay to the Agent, for the account of the Agent or (as the case may be) the Banks, with respect to each Letter of Credit issued, extended or renewed by the Agent hereunder,

          (a)  except as otherwise expressly provided in §5.2(b) and (c), on each date that any draft presented under such Letter of Credit is honored by the Agent, or the Agent otherwise makes a payment with respect thereto, (i) the amount paid by the Agent under or with respect to such Letter of Credit, and (ii) the amount of any taxes, fees, charges or other costs and expenses whatsoever incurred by the Agent or any Bank in connection with any payment made by the Agent or any Bank under, or with respect to, such Letter of Credit,

          (b)  upon the reduction (but not termination) of the Total Commitment to an amount less than the Maximum Drawing Amount, an amount equal to such difference, which amount shall be held by the Agent for the benefit of the Banks and the Agent as cash collateral for all Reimbursement Obligations, and

          (c)  upon the termination of the Total Commitment, or the acceleration of the Reimbursement Obligations with respect to all Letters of Credit in accordance with §14, an amount equal to the then Maximum Drawing Amount on all Letters of Credit, which amount shall be held by the Agent for the benefit of the Banks and the Agent as cash collateral for all Reimbursement Obligations.

Each such payment shall be made to the Agent at the Agent's Head Office in immediately available funds. Interest on any and all amounts remaining unpaid by the Borrower under this §5.2 at any time from the date such amounts become due and payable (whether as stated in this §5.2, by acceleration or otherwise) until payment in full (whether before or after judgment) shall be payable to the Agent on demand at the rate specified in §6.7 for overdue principal on the Revolving Credit Loans.

        5.3    Letter of Credit Payments.    If any draft shall be presented or other demand for payment shall be made under any Letter of Credit, the Agent shall notify the Borrower of the date and amount of the draft presented or demand for payment and of the date and time when it expects to pay such draft or honor such demand for payment. If the Borrower fails to reimburse the Agent as provided in §5.2 on or before the date that such draft is paid or other payment is made by the Agent, the Agent shall at any time thereafter notify the Banks of the amount of any such Unpaid Reimbursement Obligation. No later than 3:00 p.m. (Boston time) on the Business Day next following the receipt of such notice, each Bank shall make available to the Agent, at the Agent's Head Office, in Same Day Funds, such Bank's Commitment Percentage of such Unpaid Reimbursement Obligation, together with an amount equal to the product of (a) the average, computed for the period referred to in clause (c) below, of the weighted average interest rate paid by the Agent for federal funds acquired by the Agent during each day included in such period, times (b) the amount equal to such Bank's Commitment Percentage of such Unpaid Reimbursement Obligation, times (c) a fraction, the numerator of which is the number of days that elapse from and including the date the Agent paid the draft presented for honor or otherwise made payment to the date on which such Bank's Commitment Percentage of such

Unpaid Reimbursement obligation shall become immediately available to the Agent, and the denominator of which is 360. The responsibility of the Agent to the Borrower and the Banks shall be only to determine that the documents (including each draft) delivered under each Letter of Credit in connection with such presentment shall be in conformity in all material respects with such Letter of Credit.

        5.4    Obligations Absolute.    The Borrower's obligations under this §5 shall be absolute and unconditional under any and all circumstances and irrespective of the occurrence of any Default or Event of Default or any condition precedent whatsoever or any setoff, counterclaim or defense to payment which the Borrower may have or have had against the Agent, any Bank or any beneficiary of a Letter of Credit. The Borrower further agrees with the Agent and the Banks that the Agent and the Banks shall not be responsible for, and the Borrower's Reimbursement Obligations under §5.2 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even if such documents should in fact prove to be in any or all respects invalid, fraudulent or forged, or any dispute between or among the Borrower, the beneficiary of any Letter of Credit or any financing institution or other party to which any Letter of Credit may be transferred or any claims or defenses whatsoever of the Borrower against the beneficiary of any Letter of Credit or any such transferee. The Agent and the Banks shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, so long as the same does not result from the Agent's gross negligence or willful misconduct. The Borrower agrees that any action taken or omitted by the Agent or any Bank under or in connection with each Letter of Credit and the related drafts and documents, if done in good faith and in the absence of the Agent's gross negligence, shall be binding upon the Borrower and shall not result in any liability on the part of the Agent or any Bank to the Borrower.

        5.5    Reliance by Issuer.    To the extent not inconsistent with §5.4, the Agent shall be entitled to rely, and shall be fully protected in relying upon, any Letter of Credit, draft, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel, independent accountants and other experts selected by the Agent. The Agent shall be fully justified in failing or refusing to take any action under this Credit Agreement unless it shall first have received such advice or concurrence of the Majority Banks as it reasonably deems appropriate or it shall first be indemnified to its reasonable satisfaction by the Banks against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Credit Agreement in accordance with a request of the Majority Banks, and such request and any action taken or failure to act pursuant thereto shall be binding upon the Banks and all future holders of the Revolving Credit Notes or of a Letter of Credit Participation.

        5.6    Letter of Credit Fee.    The Borrower shall pay a fee (in each case, a "Letter of Credit Fee") to the Agent (a) in respect of each standby Letter of Credit issued pursuant to this Credit Agreement at a rate of 3.0% per annum on the face amount of each such Letter of Credit, which shall be for the accounts of the Banks in accordance with their respective Commitment Percentages, plus an amount equal to 0.125% per annum of the face amount of such standby Letter of Credit shall be for the account of the Agent as an issuing fee and (b) in respect of each documentary Letter of Credit issued pursuant to this Credit Agreement 3.0% per annum on the face amount of each such Letter of Credit, which shall be for the accounts of the Banks in accordance with their respective Commitment Percentages, plus an amount equal to 0.125% per annum of the face amount of such documentary Letter of Credit shall be for the account of the Agent as an issuing fee. The Letter of Credit Fees for each Letter of Credit shall be payable quarterly in advance, commencing on the date such Letter of Credit is issued, renewed or extended hereunder. In respect of each Letter of Credit, the Borrower shall also pay to the Agent for the Agent's own account, on the date of any issuance, extension, renewal or amendment of any Letter of Credit, or at such other time or times as such charges are customarily made by the Agent, the Agent's customary issuance, amendment, negotiation or document examination and other administrative fees as in effect from time to time.

6. CERTAIN GENERAL PROVISIONS.

        6.1    Facility Fee.    The Borrower agrees to pay to the Agent for the accounts of the Banks in accordance with their respective Commitment Percentages a facility fee of 1.25% of the Total Commitment minus the amount of the DSI Prepayment, if any, received by the Agent as of the Closing Date (the "Facility Fee"). The Facility Fee shall be due and payable in full on the Closing Date.

        6.2    Funds for Payments.

                    6.2.1    Payments to Agent.    Except as set forth in the immediately succeeding sentence, all payments of principal, interest, Reimbursement Obligations, commitment fees, the Facility Fee, Letter of Credit Fees and the Agent's Fee and any other amounts due hereunder or under any of the other Loan Documents shall be made to the Agent, for the respective accounts of the Banks and the Agent, at the Agent's Head Office or at such other location in the Boston, Massachusetts area that the Agent may from time to time designate, in each case in Same Day Funds. Each payment in respect of any Revolving Credit Loan made by the Borrower shall be made in Dollars.

                    6.2.2    No Offset, etc.    All payments by the Borrower hereunder and under any of the other Loan Documents shall be made without setoff or counterclaim and free and clear of and without deduction for any taxes, levies, imposts, duties, charges, fees, deductions, withholdings, compulsory loans, restrictions or conditions of any nature now or hereafter imposed or levied by any jurisdiction or any political subdivision thereof or taxing or other authority therein (a "Governmental Authority") (excluding net income taxes and franchise taxes imposed in lieu of net income taxes imposed on the Agent or any Bank as a result of a present or former connection between the jurisdiction of the Governmental Authority imposing such tax and the Agent or such Bank (except a connection arising solely from the Agent or such Bank having executed, delivered or performed its obligations or received a payment under, or enforced, this Credit Agreement or the Revolving Credit Notes)) unless the Borrower is compelled by law to make such deduction or withholding. If any such obligation is imposed upon the Borrower with respect to any amount payable by it hereunder or under any of the other Loan Documents, the Borrower will pay to the Agent, for the account of the Banks or (as the case may be) the Agent, on the date on which such amount is due and payable hereunder or under such other Loan Document, such additional amount in Dollars as shall be necessary to enable the Banks or the Agent to receive the same net amount which the Banks or the Agent would have received on such due date had no such obligation been imposed upon the Borrower. The Borrower will deliver promptly to the Agent certificates or other valid vouchers for all taxes or other charges deducted from or paid with respect to payments made by the Borrower hereunder or under such other Loan Document. In addition, to the extent any Bank receives a refund in respect of any taxes to which it has been indemnified by the Borrower pursuant to this §6.2 (and such Bank can determine, in its sole discretion and using any method which such Bank deems appropriate that all or any portion of such refund is allocable to any takes paid or indemnified by the Borrower under the Credit Agreement), it shall promptly repay such refund to the Borrower (to the extent of amounts that have been paid by the Borrower under this §6.2 with respect to such refund) of such Bank and without interest; provided, however, that the Borrower, upon the request of such Bank, agrees to return such refund (plus penalties, interest or other charges) to such Bank in the event such Bank is required to repay such refund for any reason whatsoever. Nothing contained in this §6.2 shall (a) entitle the Borrower to inspect or review any books or records of any Bank or the Agent; (b) require any Bank or the Agent to disclose any information concerning its tax position or any other information determined by any Bank or the Agent, in its sole discretion to be confidential or proprietary, (c) require any Bank or the Agent to establish procedures for allocating to specific transactions any tax savings or benefits attributable to payments in respect of taxes of the type described in this §6.2 or (d) require any Bank or the Agent to disclose or detail the basis of any calculation of the amount of any tax savings or benefit obtained by such Bank or the Agent or the basis of any determination made by such Bank under this paragraph.

        6.3    Computations.    All computations of interest on the Revolving Credit Loans and of commitment fees, Facility Fees, Letter of Credit Fees or other fees shall, unless otherwise expressly provided herein, be based on a 360-day year and paid for the actual number of days elapsed. Whenever a payment hereunder or under any of the other Loan Documents becomes due on a day that is not a Business Day, the due date for such payment shall be extended to the next succeeding Business Day, and interest shall accrue during such extension. The outstanding amount of the Revolving Credit Loans as reflected on the Records from time to time shall be considered correct and binding on the Borrower unless within five (5) Business Days after receipt of any notice by the Agent or any of the Banks of such outstanding amount, the Agent or such Bank shall notify the Borrower to the contrary.

        6.4    Additional Costs, etc.    If any change in, or change in the application or interpretation of, any present or future applicable law, which expression, as used herein, includes statutes, rules and regulations thereunder and interpretations thereof by any competent court or by any governmental or other regulatory body or official charged with the administration or the interpretation thereof and requests, directives, instructions and notices at any time or from time to time hereafter (or, as to any Person which becomes a Bank hereunder after the Closing Date, such date on which such Person becomes a Bank hereunder) made upon or otherwise issued to any Bank or the Agent by any central bank or other fiscal, monetary or other authority (whether or not having the force of law), shall:

          (a)  subject any Bank or the Agent to any tax, levy, impost, duty, charge, fee, deduction or withholding of any nature with respect to this Credit Agreement, the other Loan Documents, any Letters of Credit, such Bank's Commitment or the Revolving Credit Loans (other than taxes based upon or measured by the income or profits of such Bank or any branch or lending office thereof or the Agent), or

          (b)  materially change the basis of taxation (except for changes in taxes on income or profits) of payments to any Bank of the principal of or the interest on any Revolving Credit Loans or any other amounts payable to any Bank or the Agent under this Credit Agreement or any of the other Loan Documents, or

          (c)  impose or increase or render applicable (other than to the extent specifically provided for or specifically excluded elsewhere in this Credit Agreement) any special deposit, reserve, assessment, liquidity, capital adequacy or other similar requirements (whether or not having the force of law) against assets held by, or deposits in or for the account of, or loans by, or letters of credit issued by, or commitments of an office of any Bank, or

          (d)  impose on any Bank or the Agent any other conditions or requirements with respect to this Credit Agreement, the other Loan Documents, any Letters of Credit, the Revolving Credit Loans, such Bank's Commitment, or any class of loans, letters of credit or commitments of which any of the Revolving Credit Loans or such Bank's Commitment forms a part, and the result of any of the foregoing is

              (i)  to increase the cost to any Bank of making, funding, issuing, renewing, extending or maintaining any of the Revolving Credit Loans or such Bank's Commitment or any Letter of Credit, or

            (ii)  to reduce the amount of principal, interest, Reimbursement Obligation or other amount payable to such Bank or the Agent hereunder on account of such Bank's Commitment, any Letter of Credit or any of the Revolving Credit Loans, or

            (iii)  to require such Bank or the Agent to make any payment or to forego any interest or Reimbursement Obligation or other sum payable hereunder, the amount of which payment or foregone interest or Reimbursement Obligation or other sum is calculated by reference to the gross amount of any sum receivable or deemed received by such Bank or the Agent from the Borrower hereunder, then, and in each such case, the Borrower will, upon demand made by such Bank or (as the case may be) the Agent at any time and from time to time and as often as the occasion therefor may arise, and without duplication for any amounts paid pursuant to §6.2 hereof, pay to such Bank or the Agent such additional amounts as will be sufficient to compensate such Bank or the Agent for such additional cost, reduction, payment or foregone interest or Reimbursement Obligation or other sum.

        6.5    Capital Adequacy.    If after the date hereof any Bank or the Agent determines that (a) the adoption of or change in any law, governmental rule, regulation, policy, guideline or directive (whether or not having the force of law) regarding capital requirements for banks or bank holding companies or any change in the interpretation or application thereof by a court or governmental authority with appropriate jurisdiction, or (b) compliance by such Bank or the Agent or any corporation controlling such Bank or the Agent with any law, governmental rule, regulation, policy, guideline or directive (whether or not having the force of law) of any such entity regarding capital adequacy, has the effect of reducing the return on such Bank's or the Agent's commitment with respect to any Revolving Credit Loans to a level below that which such Bank or the Agent could have achieved but for such adoption, change or compliance (taking into consideration such Bank's or the Agent's then existing policies with respect to capital adequacy and assuming full utilization of such entity's capital) by any amount deemed by such Bank or (as the case may be) the Agent to be material, then such Bank or the Agent may notify the Borrower of such fact. To the extent that the amount of such reduction in the return on capital is not reflected in the Base Rate, the Borrower and such Bank shall thereafter attempt to negotiate in good faith, within thirty (30) days of the day on which the Borrower receives such notice, an adjustment payable hereunder that will adequately compensate such Bank in light of these circumstances. If the Borrower and such Bank are unable to agree to such adjustment within thirty (30) days of the date on which the Borrower receives such notice, then commencing on the date of such notice (but not earlier than the effective date of any such increased capital requirement), the fees payable hereunder shall increase by an amount that will, in such Bank's reasonable determination, provide adequate compensation. Each Bank shall allocate such cost increases among its customers in good faith and on an equitable basis.

        6.6    Certificate.    A certificate setting forth any additional amounts payable pursuant to §§6.4 or 6.5 and a brief explanation of such amounts which are due, submitted by any Bank or the Agent to the Borrower, shall be conclusive, absent manifest error, that such amounts are due and owing.

        6.7    Interest After Default.

                    6.7.1    Overdue Amounts.    Overdue principal and (to the extent permitted by applicable law) interest on the Revolving Credit Loans and all other overdue amounts payable hereunder or under any of the other Loan Documents shall bear interest compounded monthly and payable on demand at a rate per annum equal to two percent (2%) above the highest rate of interest otherwise applicable to such Revolving Credit Loans pursuant to §3.5 until such amount shall be paid in full (after as well as before judgment).

                    6.7.2    Amounts Not Overdue.    During the continuance of a Default or an Event of Default the principal of the Revolving Credit Loans not overdue shall, until such Default or Event of Default has been cured or remedied or such Default or Event of Default has been waived by the Majority Banks pursuant to §27, bear interest at a rate per annum equal to two percent (2%) above the highest rate of interest otherwise applicable to such Revolving Credit Loans pursuant to §3.5.

7. COLLATERAL SECURITY AND GUARANTIES.

        7.1    Security of Borrower.    The Obligations shall be secured by a perfected first priority security interest (subject only to Permitted Liens entitled to priority under applicable law) in substantially all of the respective assets, whether now owned or hereafter acquired, of the Borrower and all of its Domestic Subsidiaries pursuant to the terms of the Security Documents to which the Borrower and each Domestic Subsidiary are a party (other than any assets as to which the Agent, in its sole and absolute discretion, has determined that such security interests are not, in view of the value of such assets or the difficulty or costs of obtaining such security interest, appropriate), including, without limitation, a pledge by the Borrower of 100% of the capital stock of each Domestic Subsidiary and 65% of the capital stock of each Foreign Subsidiary owned by the Borrower (other than a pledge of the capital stock of a Foreign Subsidiary as to which the Agent, in its sole and absolute discretion has determined that such pledge is not, in view of the value of such pledge or the difficulty or costs of obtaining such a pledge, appropriate).

        7.2    Guaranties and Security of Subsidiaries.    The Obligations shall also be guaranteed pursuant to the terms of the Guaranty. The obligations of the Guarantors under the Guaranty shall be in turn secured by a perfected first priority security interest (subject only to Permitted Liens entitled to priority under applicable law) in substantially all of the assets of each such Guarantor, whether now owned or hereafter acquired, pursuant to the terms of the Security Documents to which such Subsidiary is a party (other than any assets as to which the Agent, in its sole and absolute discretion, has determined that such security interests are not, in view of the value of such assets or the difficulty or costs of obtaining such security interest, appropriate), including, without limitation, a pledge by such Guarantor of 100% of the capital stock of each Domestic Subsidiary of such Guarantor and 65% of the capital stock of each Foreign Subsidiary of such Guarantor (other than a pledge of the capital stock of a Foreign Subsidiary as to which the Agent, in its sole and absolute discretion has determined that such pledge is not, in view of the value of such pledge or the difficulty or costs of obtaining such a pledge, appropriate)..

8. REPRESENTATIONS AND WARRANTIES.

        The Borrower represents and warrants to the Banks and the Agent as follows:

        8.1    Corporate Authority.

                    8.1.1    Incorporation; Good Standing.    Each of the Borrower and its Subsidiaries (a) is a corporation (or similar business entity) duly organized, validly existing and, if applicable in the jurisdiction of incorporation or organization, in good standing under the laws of its state or country of incorporation or formation, (b) has all requisite corporate or similar power to own its property and conduct its business as now conducted and as presently contemplated, and (c) is in good standing as a foreign corporation (or similar business entity) and is duly authorized to do business in each jurisdiction where such qualification is necessary except where a failure to be so qualified would not have a materially adverse effect on the business, assets or financial condition of the Borrower or such Subsidiary.

                    8.1.2    Authorization.    The execution, delivery and performance of this Credit Agreement and the other Loan Documents to which the Borrower or any of its Subsidiaries is or is to become a party and the transactions contemplated hereby and thereby (a) are within the corporate (or similar) authority of such Person, (b) have been duly authorized by all necessary corporate (or similar organizational) proceedings, (c) do not conflict with or result in any breach or contravention of any provision of law, statute, rule or regulation to which the Borrower or any of its Subsidiaries is subject or any judgment, order, writ, injunction, license or permit applicable to the Borrower or any of its Subsidiaries and (d) do not conflict with any provision of the corporate charter or bylaws of, or any agreement or other instrument binding upon, the Borrower or any of its Subsidiaries.

                    8.1.3    Enforceability.    The execution and delivery of this Credit Agreement and the other Loan Documents to which the Borrower or any of its Subsidiaries is or is to become a party will result in valid and legally binding obligations of such Person enforceable against it in accordance with the respective terms and provisions hereof and thereof, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors' rights and except to the extent that availability of the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought.

        8.2    Governmental Approvals.    The execution, delivery and performance by the Borrower and any of its Subsidiaries of this Credit Agreement and the other Loan Documents to which the Borrower or any of its Subsidiaries is or is to become a party and the transactions contemplated hereby and thereby (including, but not limited to the making by the Borrower of any borrowing contemplated by this Credit Agreement or the obtaining by the Borrower of any Letters of Credit) do not require the approval, consent, order, authorization or license by, or giving of notice to, or taking of any action with respect to, any governmental agency or authority of any jurisdiction, or other fiscal, monetary or other authority, under any provisions of any laws or governmental rules, regulations, orders or decrees of any jurisdiction or the central bank of any jurisdiction or other fiscal, monetary or other authority, under any provision of any laws or governmental rules, regulations, orders or decrees of any jurisdiction applicable to or binding on the Borrower or any of its Subsidiaries, other than those already obtained.

        8.3    Title to Properties; Leases.    Except as indicated on Schedule 8.3 hereto, the Borrower and its Subsidiaries own all of the assets reflected in the consolidated balance sheet of the Borrower and its Subsidiaries as at the Balance Sheet Date or acquired since that date (except property and assets sold or otherwise disposed of in the ordinary course of business since that date), subject to no rights of others, including any mortgages, leases, conditional sales agreements, title retention agreements, liens or other encumbrances except Permitted Liens.

        8.4    Financial Statements and Projections.

                    8.4.1    Fiscal Year.    The Borrower and each of its Subsidiaries has a fiscal year which is the twelve months ending on September 30 of each calendar year.

                    8.4.2    Financial Statements.    There has been furnished to each of the Banks a consolidated balance sheet of the Borrower and its Subsidiaries as at the Balance Sheet Date, and a consolidated statement of income of the Borrower and its Subsidiaries for the fiscal year then ended, certified by Arthur Andersen LLP. Such balance sheet and statement of income have been prepared in accordance with generally accepted accounting principles and fairly present the financial condition of the Borrower as at the close of business on the date thereof and the results of operations for the fiscal year then ended. There are no contingent liabilities of the Borrower or any of its Subsidiaries as of such date involving material amounts, known to the officers of the Borrower, which were not disclosed in such balance sheet and the notes related thereto.

                    8.4.3    Projections.    The projections of the annual operating budgets of the Borrower and its Subsidiaries on a consolidated basis, balance sheets and cash flow statements for the 2002 to 2004 fiscal years, copies of which have been delivered to each Bank, disclose all assumptions made with respect to general economic, financial and market conditions used in formulating such projections. To the knowledge of the Borrower or any of its Subsidiaries, no facts exist that (individually or in the aggregate) would result in any material change in any of such projections. The projections are based upon reasonable estimates and assumptions, have been prepared on the basis of the assumptions stated therein and reflect the reasonable estimates of the Borrower and its Subsidiaries of the results of operations and other information projected therein.

                    8.4.4    Solvency.    The Borrower and its Subsidiaries, on a consolidated and consolidating basis, both before and after giving effect to the transactions contemplated by this Credit Agreement and the other Loan Documents (a) are solvent; (b) have assets having a fair value in excess of their liabilities; (c) have assets having a fair value in excess of the amount required to pay their liabilities on existing debts as such debts become absolute and matured, and (d) have, and expect to continue to have, access to adequate capital for the conduct of their business and the ability to pay their debts from time to time incurred in connection with the operation of their business as such debts mature.

        8.5    No Material Changes, etc.    Since the Balance Sheet Date there has occurred no materially adverse change in the financial condition or business of the Borrower and its Subsidiaries as shown on or reflected in the consolidated balance sheet of the Borrower and its Subsidiaries as at the Balance Sheet Date, or the consolidated statement of income for the fiscal year then ended, other than changes in the ordinary course of business that have not had any materially adverse effect either individually or in the aggregate on the business or financial condition of the Borrower or any of its Subsidiaries. For purposes of this § 8.5, the Plan shall not constitute a materially adverse change. Since the Balance Sheet Date, the Borrower has not made any Distributions.

        8.6    Franchises, Patents, Copyrights, etc.    Each of the Borrower and its Subsidiaries owns, licenses or otherwise has rights to all franchises, patents, copyrights, trademarks, trade names, licenses and permits, and rights in respect of the foregoing, adequate in all material respects for the conduct of its business substantially as now conducted without known conflict with any rights of others, except as disclosed on Schedule 8.7.

        8.7    Litigation.    Except as set forth in Schedule 8.7 hereto, there are no actions, suits, proceedings or investigations of any kind pending or, to the best of the Borrower's knowledge, threatened against the Borrower or any of its Subsidiaries before any court, tribunal or administrative agency or board that, if adversely determined, might, either in any case or in the aggregate, materially adversely affect the properties, assets, financial condition or business of the Borrower and its Subsidiaries or materially impair the right of the Borrower and its Subsidiaries, considered as a whole, to carry on business substantially as now conducted by them, or result in any substantial liability not adequately covered by insurance, or for which adequate reserves are not maintained on the consolidated balance sheet of the Borrower and its Subsidiaries, or which question the validity of this Credit Agreement or any of the other Loan Documents, or any action taken or to be taken pursuant hereto or thereto.

        8.8    No Materially Adverse Contracts, etc.    Neither the Borrower nor any of its Subsidiaries is subject to any charter, corporate or other legal restriction, or any judgment, decree, order, rule or regulation that has or is expected in the future to have a materially adverse effect on the business, assets or financial condition of the Borrower or any of its Subsidiaries. Neither the Borrower nor any of its Subsidiaries is a party to any contract or agreement that has or is expected, in the judgment of the Borrower's officers, to have any materially adverse effect on the business of the Borrower or any of its Subsidiaries.

        8.9    Compliance with Other Instruments, Laws, etc.    Neither the Borrower nor any of its Subsidiaries is in violation of any provision of its charter documents, bylaws, or any agreement or instrument to which it may be subject or by which it or any of its properties may be bound or any decree, order, judgment, statute, license, rule or regulation, in any of the foregoing cases in a manner that could result in the imposition of substantial penalties or materially and adversely affect the financial condition, properties or business of the Borrower or any of its Subsidiaries.

        8.10    Tax Status.    The Borrower and its Subsidiaries (a) have made or filed all federal, state and foreign income and all other tax returns, reports and declarations required by any jurisdiction to which any of them is subject, (b) have paid all taxes and other governmental assessments and charges shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and by appropriate proceedings and (c) have set aside on their books provisions reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Borrower know of no basis for any such claim.

        8.11    No Event of Default.    No Default or Event of Default has occurred and is continuing.

        8.12    Holding Company and Investment Company Acts.    Neither the Borrower nor any of its Subsidiaries is a "holding company", or a "subsidiary company" of a "holding company", or an "affiliate" of a "holding company", as such terms are defined in the Public Utility Holding Company Act of 1935; nor is it an "investment company", or an "affiliated company" or a "principal underwriter" of an "investment company", as such terms are defined in the Investment Company Act of 1940.

        8.13    Absence of Financing Statements, etc.    Except with respect to Permitted Liens, there is no financing statement, security agreement, chattel mortgage, real estate mortgage or other document filed or recorded with any filing records, registry or other public office, that purports to cover, affect or give notice of any present or possible future lien on, or security interest in, any assets or property of the Borrower or any of its Subsidiaries or any rights relating thereto.

        8.14    Perfection of Security Interest.    Upon the filing of the financing statements and other documents required by the Security Documents, all filings, assignments, pledges and deposits of documents or instruments shall have been made and all other actions shall have been taken that are necessary or advisable, under applicable law, to establish and perfect the Agent's security interest in the Collateral. The Collateral and the Agent's rights with respect to the Collateral are not subject to any setoff, claims, withholdings or other defenses. The Borrower or Guarantor party to one of the Security Agreements is the owner of the Collateral free from any lien, security interest, encumbrance and any other claim or demand, except for Permitted Liens.

        8.15    Certain Transactions.    Except for arm's length transactions pursuant to which the Borrower or any of its Subsidiaries makes payments in the ordinary course of business upon terms no less favorable than the Borrower or such Subsidiary could obtain from third parties, none of the officers, directors, or employees of the Borrower or any of its Subsidiaries is presently a party to any material transaction with the Borrower or any of its Subsidiaries (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Borrower, any corporation, partnership, trust or other entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

        8.16    Employee Benefit Plans.

                    8.16.1    In General.    Each Employee Benefit Plan and each Guaranteed Pension Plan has been maintained and operated in compliance in all material respects with the provisions of ERISA and/or all Applicable Pension Legislation and, to the extent applicable, the Code, including but not limited to the provisions thereunder respecting prohibited transactions and the bonding of fiduciaries and other persons handling plan funds as required by §412 of ERISA. The Borrower has heretofore delivered to the Agent the most recently completed annual report, Form 5500, with all required attachments, and actuarial statement required to be submitted under §103(d) of ERISA, with respect to each Guaranteed Pension Plan.

                    8.16.2    Terminability of Welfare Plans.    Other than severance paid plans, no Employee Benefit Plan, which is an employee welfare benefit plan within the meaning of §3(1) or §3(2)(B) of ERISA, provides benefit coverage subsequent to termination of employment, except as required by Title I, Part 6 of ERISA or the applicable state insurance laws. The Borrower may terminate each such Plan at any time (or at any time subsequent to the expiration of any applicable bargaining agreement)

in the discretion of the Borrower without liability to any Person other than for claims arising prior to termination.

                    8.16.3    Guaranteed Pension Plans.    Each contribution required to be made to a Guaranteed Pension Plan, whether required to be made to avoid the incurrence of an accumulated funding deficiency, the notice or lien provisions of §302(f) of ERISA, or otherwise, has been timely made. No waiver of an accumulated funding deficiency or extension of amortization periods has been received with respect to any Guaranteed Pension Plan, and neither the Borrower nor any ERISA Affiliate is obligated to or has posted security in connection with an amendment to a Guaranteed Pension Plan pursuant to §307 of ERISA or §401(a)(29) of the Code. No liability to the PBGC (other than required insurance premiums, all of which have been paid) has been incurred by the Borrower or any ERISA Affiliate with respect to any Guaranteed Pension Plan and there has not been any ERISA Reportable Event (other than an ERISA Reportable Event as to which the requirement of 30 days notice has been waived), or any other event or condition which presents a material risk of termination of any Guaranteed Pension Plan by the PBGC. Based on the latest valuation of each Guaranteed Pension Plan (which in each case occurred within twelve months of the date of this representation), and on the actuarial methods and assumptions employed for that valuation, the aggregate benefit liabilities of all such Guaranteed Pension Plans within the meaning of §4001 of ERISA did not exceed the aggregate value of the assets of all such Guaranteed Pension Plans, disregarding for this purpose the benefit liabilities and assets of any Guaranteed Pension Plan with assets in excess of benefit liabilities.

                    8.16.4    Multiemployer Plans.    Neither the Borrower nor any ERISA Affiliate has incurred any material liability (including secondary liability) to any Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan under §4201 of ERISA or as a result of a sale of assets described in §4204 of ERISA. Neither the Borrower nor any ERISA Affiliate has been notified that any Multiemployer Plan is in reorganization or insolvent under and within the meaning of §4241 or §4245 of ERISA or is at risk of entering reorganization or becoming insolvent, or that any Multiemployer Plan intends to terminate or has been terminated under §4041A of ERISA.

        8.17    Use of Proceeds

                    8.17.1    General.    The Borrower will use the proceeds of the Revolving Credit Loans solely for its working capital and general corporate purposes (including to finance all or any portion of a Permitted Acquisitions, Maintenance Capital Expenditures and Expansion Capital Expenditures as expressly permitted hereunder) and to pay the fees and expenses associated with the transactions contemplated hereby. The Borrower will obtain Letters of Credit solely for its working capital and general corporate purposes.

                    8.17.2    Regulations U and X.    No portion of any Revolving Credit Loan is to be used, and no portion of any Letter of Credit is to be obtained, for the purpose of purchasing or carrying any "margin security" or "margin stock" as such terms are used in Regulations U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 221 and 224.

                    8.18    Environmental Compliance.    The Borrower has taken all necessary steps to investigate the past and present condition and usage of the Real Estate and the operations conducted thereon and, based upon such diligent investigation, has determined that, except as set forth on Schedule 8.18 hereto:

          (a)  none of the Borrower, its Subsidiaries or any operator of the Real Estate or any operations thereon is in violation, or alleged violation, of any judgment, decree, order, law, license, rule or regulation pertaining to environmental matters, including without limitation, those arising under the Resource Conservation and Recovery Act ("RCRA"), the Comprehensive Environmental Response, Compensation and Liability Act of 1980 as amended ("CERCLA"), the Superfund

  Amendments and Reauthorization Act of 1986 ("SARA"), the Federal Clean Water Act, the Federal Clean Air Act, the Toxic Substances Control Act, or any state or local statute, regulation, ordinance, order or decree relating to health, safety or the environment or any other applicable law, regulation, ordinance, order or decree in any other country, province or jurisdiction applicable to the Borrower or any of its Subsidiaries (hereinafter "Environmental Laws"), which violation would have a material adverse effect on the environment or the business, assets or financial condition of the Borrower or any of its Subsidiaries;

          (b)  neither the Borrower nor any of its Subsidiaries has received notice from any third party including, without limitation, any federal, state or local governmental authority, (i) that any one of them has been identified by the United States Environmental Protection Agency ("EPA") as a potentially responsible party under CERCLA with respect to a site listed on the National Priorities List, 40 C.F.R. Part 300 Appendix B; (ii) that any hazardous waste, as defined by 42 U.S.C. §6903(5), any hazardous substances as defined by 42 U.S.C. §9601(14), any pollutant or contaminant as defined by 42 U.S.C. §9601(33) and any toxic substances, oil or hazardous materials or other chemicals or substances regulated by any Environmental Laws ("Hazardous Substances") which any one of them has generated, transported or disposed of has been found at any site at which a federal, state or local agency or other third party has conducted or has ordered that any Borrower or any of its Subsidiaries conduct a remedial investigation, removal or other response action pursuant to any Environmental Law; or (iii) that it is or shall be a named party to any claim, action, cause of action, complaint, or legal or administrative proceeding (in each case, contingent or otherwise) arising out of any third party's incurrence of costs, expenses, losses or damages of any kind whatsoever in connection with the release of Hazardous Substances;

          (c)  (i) no portion of the Real Estate has been used for the handling, processing, storage or disposal of Hazardous Substances except in accordance with applicable Environmental Laws; and no underground tank or other underground storage receptacle for Hazardous Substances is located on any portion of the Real Estate; (ii) in the course of any activities conducted by the Borrower, its Subsidiaries or operators of its properties, no Hazardous Substances have been generated or are being used on the Real Estate except in accordance with applicable Environmental Laws; (iii) there have been no releases (i.e. any past or present releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposing or dumping) or threatened releases of Hazardous Substances on, upon, into or from the properties of the Borrower or its Subsidiaries, which releases would have a material adverse effect on the value of any of the Real Estate or adjacent properties or the environment; (iv) to the best of the Borrower's knowledge, there have been no releases on, upon, from or into any real property in the vicinity of any of the Real Estate which, through soil or groundwater contamination, may have come to be located on, and which would have a material adverse effect on the value of, the Real Estate; and (v) in addition, any Hazardous Substances that have been generated on any of the Real Estate have been transported offsite only by carriers having an identification number issued by the EPA (or by a similar agency in other jurisdictions, if applicable), treated or disposed of only by treatment or disposal facilities maintaining valid permits as required under applicable Environmental Laws, which transporters and facilities have been and are, to the best of the Borrower's knowledge, operating in compliance with such permits and applicable Environmental Laws; and

          (d)  None of the Borrower and its Subsidiaries or any of the Real Estate is subject to any applicable environmental law requiring the performance of Hazardous Substances site assessments, or the removal or remediation of Hazardous Substances, or the giving of notice to any governmental agency or the recording or delivery to other Persons of an environmental disclosure document or statement by virtue of the transactions set forth herein and contemplated hereby, or as a condition to the effectiveness of any other transactions contemplated hereby.

        8.19    Subsidiaries, etc.    Schedule 8.19(a) sets forth the Subsidiaries of the Borrower and each Subsidiary as of the Closing Date. Except as set forth on Schedule 8.19(b) hereto, neither the Borrower nor any Subsidiary of the Borrower is engaged in any joint venture or partnership with any other Person.

        8.20    Bank Accounts.    Schedule 8.20 sets forth the account numbers and location of all bank accounts of the Borrower or any of its Domestic Subsidiaries as of the Closing Date.

        8.21    Disclosure.    There is no fact known to the Borrower or any of its Subsidiaries which materially adversely affects, or which is reasonably likely in the future to materially adversely affect, the business, assets, financial condition or prospects of the Borrower or any of its Subsidiaries, exclusive of effects resulting from changes in general economic conditions, legal standards or regulatory conditions.

        8.22    Status of Loans as Senior Debt.    All Obligations of each of the Borrower and its Subsidiaries to the Banks and the Agent in respect of the Revolving Credit Loans and the Reimbursement Obligations constitute "Senior Indebtedness" (or the analogous terms used therein) under the terms of any instrument evidencing or pursuant to which there is issued Indebtedness which purports to be Subordinated Debt of any Borrower or any Subsidiary.

        8.23    No Withholding.    Neither this Credit Agreement nor any of the other Loan Documents is subject to any registration or stamp tax or any other similar or like taxes payable in any jurisdiction.

        8.24    No Filings Required.    No filing, recording or enrolling of this Credit Agreement or any other Loan Document is required to ensure the legality, validity, enforceability or admissibility in evidence of this Credit Agreement or any other Loan Document.

        8.25    Chief Executive Office.    The Company's chief executive office is at 12365 Crosthwaite Circle, Poway, California 92064, at which location its books and records are kept. Each of the Guarantors' chief executive office or registered office, as applicable, is as set forth in the Security Agreement to which it is a party.

        8.26    Insurance.    The Borrower and each of its Subsidiaries maintains with financially sound and reputable insurers insurance with respect to its properties and businesses against such casualties and contingencies as are in accordance with sound business practices.

9. AFFIRMATIVE COVENANTS OF THE BORROWER.

        The Borrower covenants and agrees that, so long as any Revolving Credit Loan, Unpaid Reimbursement Obligation, Letter of Credit or Revolving Credit Note is outstanding or any Bank has any obligation to make any Revolving Credit Loans or the Agent has any obligation to issue, extend or renew any Letters of Credit:

        9.1    Punctual Payment.    The Borrower will duly and punctually pay or cause to be paid the principal and interest on the Revolving Credit Loans, all Reimbursement Obligations, the Letter of Credit Fees, the commitment fees, the Agent's fee and all other amounts provided for in this Credit Agreement and the other Loan Documents to which the Borrower or any of its Subsidiaries is a party, all in accordance with the terms of this Credit Agreement and such other Loan Documents.

        9.2    Maintenance of Office.    The Borrower will maintain its chief executive office in Poway, California, or at such other place in the United States of America as the Borrower shall designate upon prior written notice to the Agent, where notices, presentations and demands to or upon the Borrower in respect of the Loan Documents to which the Borrower is a party may be given or made.

        9.3    Records and Accounts.    The Borrower will (a) keep, and cause each of its Subsidiaries to keep, true and accurate records and books of account in which full, true and correct entries will be made in accordance with generally accepted accounting principles, (b) maintain adequate accounts and reserves for all taxes (including income taxes), depreciation, depletion, obsolescence and amortization of its properties and the properties of its Subsidiaries, contingencies, and other reserves, and (c) at all times engage Arthur Andersen LLP or other independent certified public accountants satisfactory to the Agent as the independent certified public accountants of the Borrower and its Subsidiaries and will not permit more than thirty (30) days to elapse between the cessation of such firm's (or any successor firm's) engagement as the independent certified public accountants of the Borrower and its Subsidiaries and the appointment in such capacity of a successor firm as shall be satisfactory to the Agent.

        9.4    Financial Statements, Certificates and Information.    The Borrower will deliver to each of the Banks:

          (a)  as soon as practicable, but in any event not later than ninety (90) days after the end of each fiscal year of the Borrower, the consolidated balance sheet of the Borrower and its Subsidiaries and the consolidating balance sheet of the Borrower and its Subsidiaries, each as at the end of such year, and the related consolidated statement of income and consolidated statement of cash flow and consolidating statement of income and consolidating statement of cash flow for such year, each setting forth in comparative form the figures for the previous fiscal year and all such consolidated and consolidating statements to be in reasonable detail, prepared in accordance with generally accepted accounting principles, and as to the consolidated statements, certified without qualification by Arthur Andersen LLP or by other independent certified public accountants satisfactory to the Agent;

          (b)  as soon as practicable, but in any event not later than forty-five (45) days after the end of each of the fiscal quarters of the Borrower, copies of the unaudited consolidated balance sheet of the Borrower and its Subsidiaries, and the related consolidated statement of income and consolidated statement of cash flow for the portion of the Borrower's fiscal year then elapsed, all in reasonable detail and prepared in accordance with generally accepted accounting principles, together with a certification by the Chief Financial Officer of the Borrower that the information contained in such financial statements fairly presents the financial position of the Borrower and its Subsidiaries on the date thereof (subject to year-end adjustments);

          (c)  simultaneously with the delivery of the financial statements referred to in subsections (a) and (b) above, a statement certified by the Chief Financial Officer of the Borrower in substantially the form of Exhibit C hereto (the "Compliance Certificate") and setting forth in reasonable detail computations evidencing compliance with the covenants contained in §11 and (if applicable) reconciliations to reflect changes in generally accepted accounting principles since the Balance Sheet Date;

          (d)  contemporaneously with the filing or mailing thereof, copies of all material of a financial nature filed with the Securities and Exchange Commission or sent to the stockholders of the Borrower;

          (e)  from time to time upon request of the Agent, projections of the Borrower and its Subsidiaries updating those projections delivered to the Banks and referred to in §8.4.2 or, if applicable, updating any later such projections delivered in response to a request pursuant to this §9.4(e);

          (f)    from time to time such other financial data and information (including accountants, management letters) as the Agent or any Bank may reasonably request;

          (g)  as soon as practicable, but in any event within three (3) days after the end of the closing of the internal records of the Borrower each month in each fiscal year of the Borrower (which in no event shall be later than twenty (20) days after the end of each month), unaudited monthly consolidated financial statements of the Borrower and its Subsidiaries for such month, prepared in accordance with generally accepted accounting principles as adjusted in clause (a) of the definition of generally accepted accounting principles, together with a certificate signed by the Chief Financial Officer of the Borrower that the information contained in such financial statements fairly presents the financial condition of the Borrower and its Subsidiaries on the date thereof (subject to year-end adjustments);

          (h)  Prior to the Formula Date, no later than ten (10) Business Days after the end of each fiscal quarter or at such earlier time as the Agent may reasonably request, a Borrowing Base Report setting forth the Borrowing Base with respect to Eligible Accounts Receivable as at the end of such fiscal quarter or other date so requested by the Agent (subject to adjustments for returns and bad debt) which Borrowing Base Report shall govern the interest paid on Revolving Credit Loans for the next such fiscal quarter;

          (i)    After the Formula Date, simultaneously with each Loan Request pursuant to §3.6 and within fifteen (15) days after the end of each calendar month, a Borrowing Base Report setting forth the Borrowing Base with respect to Eligible Accounts Receivable as of such date (subject to adjustments for returns and bad debt);

          (j)    within fifteen (15) days after the end of each calendar quarter an Accounts Receivable aging report as at the end of such calendar quarter substantially in the form of Exhibit K hereto; and

          (k)  within three (3) Business Days after the end of each four week period or at such earlier time as the Agent may reasonably request, a Cash Flow Projection in the form and substance satisfactory to the Agent for the Borrower and its Domestic Subsidiaries prepared on a rolling basis for the next succeeding 13-week period (the "Cash Flow Projection") and within five (5) Business Days after the end of each four week period a report in the form and substance satisfactory to the Agent comparing actual cash flow for the four week period most recently ended to the projected cash flow for such four week period set forth in the preceding Cash Flow Projection.

        9.5    Notices.

                    9.5.1    Defaults.    The Borrower will promptly notify the Agent and each of the Banks in writing of the occurrence of any Default or Event of Default. If any Person shall give any notice or take any other action in respect of a claimed default (whether or not constituting an Event of Default) under this Credit Agreement or any other note, evidence of indebtedness, indenture or other obligation to which or with respect to which the Borrower or any of its Subsidiaries is a party or obligor, whether as principal, guarantor, surety or otherwise, the Borrower shall forthwith give written notice thereof to the Agent and each of the Banks, describing the notice or action and the nature of the claimed default.

                    9.5.2    Environmental Events.    The Borrower will promptly give notice to the Agent and each of the Banks (a) of any violation of any Environmental Law that the Borrower or any of its Subsidiaries reports in writing or is reportable by such Person in writing (or for which any written report supplemental to any oral report is made) to any federal, state or local environmental agency and (b) upon becoming aware thereof, of any inquiry, proceeding, investigation, or other action, including a notice from any agency of potential environmental liability, of any federal, state or local environmental agency or board, that has the potential to materially affect the assets, liabilities, financial conditions or operations of the Borrower or any of its Subsidiaries, or the Agent's security interests pursuant to the Security Documents.

                    9.5.3    Notification of Claim against Collateral.    The Borrower will, immediately upon becoming aware thereof, notify the Agent and each of the Banks in writing of any setoff, claims (including, with respect to the Real Estate, environmental claims), withholdings or other defenses to which any of the Collateral, or the Agent's rights with respect to the Collateral, are subject.

                    9.5.4    Notice of Litigation and Judgments.    The Borrower will, and will cause each of its Subsidiaries to, give notice to the Agent and each of the Banks in writing within fifteen (15) days of becoming aware of any litigation or proceedings threatened in writing or any pending litigation and proceedings affecting the Borrower or any of its Subsidiaries or to which the Borrower or any of its Subsidiaries is or becomes a party involving an uninsured claim against the Borrower or any of its Subsidiaries that could reasonably be expected to have a materially adverse effect on the Borrower or any of its Subsidiaries and stating the nature and status of such litigation or proceedings. The Borrower will, and will cause each of its Subsidiaries to, give notice to the Agent and each of the Banks, in writing, in form and detail satisfactory to the Agent, within ten (10) days of any judgment not covered by insurance, final or otherwise, against the Borrower or any of its Subsidiaries in an amount in excess of $500,000.

        9.6    Corporate Existence; Maintenance of Properties.    The Borrower will do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, rights and franchises and those of its Subsidiaries and will not, and will not cause or permit any of its Subsidiaries to, convert to a limited liability company. It (a) will cause all of its properties and those of its Subsidiaries used or useful in the conduct of its business or the business of its Subsidiaries to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment, (b) will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Borrower may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times, and (c) will, and will cause each of its Subsidiaries to, continue to engage primarily in the businesses now conducted by them and in related businesses; provided that nothing in this §9.6 shall prevent the Borrower from discontinuing the operation and maintenance of any of its properties or any of those of its Subsidiaries if such discontinuance is, in the judgment of the Borrower, desirable in the conduct of its or their business and that do not in the aggregate materially adversely affect the business of the Borrower and its Subsidiaries on a consolidated basis.

        9.7    Insurance.    The Borrower will, and will cause each of its Subsidiaries to, maintain with financially sound and reputable insurers insurance with respect to its properties and business against such casualties and contingencies as shall be in accordance with the general practices of businesses engaged in similar activities in similar geographic areas and in amounts, containing such terms, in such forms and for such periods as may be reasonable and prudent and in accordance with the terms of the Security Agreements.

        9.8    Taxes.    The Borrower will, and will cause each of its Subsidiaries to, duly pay and discharge, or cause to be paid and discharged, before the same shall become overdue, all taxes, assessments and other governmental charges imposed upon it and its real properties, sales and activities, or any part thereof, or upon the income or profits therefrom (collectively, "Taxes"), as well as all claims for labor, materials, or supplies that if unpaid might by law become a lien or charge upon any of its property; provided that any such tax, assessment, charge, levy or claim need not be paid if the validity or amount thereof shall currently be contested in good faith by appropriate proceedings and if the Borrower or such Subsidiary shall have set aside on its books adequate reserves with respect thereto; and provided further that the Borrower and each Subsidiary of the Borrower will pay all such taxes, assessments, charges, levies or claims forthwith upon the commencement of proceedings to foreclose any lien that may have attached as security therefor.

        9.9    Inspection of Properties and Books, etc.

                    9.9.1    General.    The Borrower shall permit the Banks, through the Agent or any of the Banks' other designated representatives, to visit and inspect any of the properties of the Borrower or any of its Subsidiaries, to examine the books of account of the Borrower and its Subsidiaries (and to make copies thereof and extracts therefrom), and to discuss the affairs, finances and accounts of the

Borrower and its Subsidiaries with, and to be advised as to the same by, its and their officers, all at such reasonable times and intervals as the Agent or any Bank may reasonably request.

                    9.9.2    Appraisals.    If an Event of Default shall have occurred and be continuing, upon the request of the Agent, the Borrower will obtain and deliver to the Agent appraisal reports in form and substance and from appraisers satisfactory to the Agent, stating (a) the then current fair market, orderly liquidation and forced liquidation values of all or any portion of the equipment or real estate owned by the Borrower or any of its Subsidiaries and (b) the then current business value of each of the Borrower and its Subsidiaries. All such appraisals shall be conducted and made at the expense of the Borrower.

                    9.9.3    Communications with Accountants.    The Borrower authorizes the Agent and, if accompanied by the Agent, the Banks to communicate directly with the Borrower's independent certified public accountants and authorizes such accountants to disclose to the Agent and the Banks any and all financial statements and other supporting financial documents and schedules including copies of any management letter with respect to the business, financial condition and other affairs of the Borrower or any of its Subsidiaries; provided that unless consented to by the Borrower, such communications shall only be made in the presence of an authorized officer of the Borrower. At the request of the Agent, the Borrower shall deliver a letter addressed to such accountants instructing them to comply with the provisions of this §9.9.3.

        9.10    Compliance with Laws, Contracts, Licenses, and Permits.    The Borrower will, and will cause each of its Subsidiaries to, comply with (a) the applicable laws and regulations wherever its business is conducted, including all Environmental Laws, (b) the provisions of its charter documents and by-laws, (c) all agreements and instruments by which it or any of its properties may be bound and (d) all applicable decrees, orders, and judgments. If any authorization, consent, approval, permit or license from any officer, agency or instrumentality of any government shall become necessary or required in order that the Borrower or any of its Subsidiaries may fulfill any of its obligations hereunder or any of the other Loan Documents to which the Borrower or such Subsidiary is a party, the Borrower will, or (as the case may be) will cause such Subsidiary to, immediately take or cause to be taken all reasonable steps within the power of the Borrower or such Subsidiary to obtain such authorization, consent, approval, permit or license and furnish the Agent and the Banks with evidence thereof.

        9.11    Employee Benefit Plans.    The Borrower will (a) promptly upon filing the same with the Department of Labor or Internal Revenue Service, furnish to the Agent a copy of the most recent actuarial statement required to be submitted under §103(d) of ERISA and Annual Report, Form 5500, with all required attachments, in respect of each Guaranteed Pension Plan, (b) promptly upon receipt or dispatch, furnish to the Agent any notice, report or demand sent or received in respect of a Guaranteed Pension Plan under §§302, 4041, 4042, 4043, 4063, 4065, 4066 and 4068 of ERISA, or in respect of a Multiemployer Plan, under §§4041A, 4202, 4219, 4242, or 4245 of ERISA, and (c) furnish to the Agent (at such time as such reports are prepared in order to comply with Applicable Pension Legislation) copies of all actuaries' reports in relation to the employee Benefit Plans operated by it from time to time.

        9.12    Use of Proceeds.    The Borrower will use the proceeds of the Revolving Credit Loans solely for its working capital and general corporate purposes (including to finance all or any portion of a Permitted Acquisition, Maintenance Capital Expenditures and Expansion Capital Expenditures as expressly permitted hereunder) and to pay the fees and expenses associated with the transactions contemplated hereby. The Borrower will obtain Letters of Credit solely for its working capital and general corporate purposes.

        9.13    Fair Labor Standards Act.    The Borrower shall, and shall require each Subsidiary to, at all times operate its business in compliance with all material applicable provisions of the Fair Labor

Standards Act of 1938, as amended. None of the inventory of the Borrower or any of its Subsidiaries are or will be produced by employees of (a) the Borrower or any of its Subsidiaries, or (b) to the best knowledge of the Borrower, by employees of suppliers, who are, in each case, employed in violation of any applicable minimum wage or maximum hour provisions of the Fair Labor Standards Act (29 U.S.C. §§206 and 207) or any applicable regulations promulgated thereunder, in each case, as in effect from time to time.

        9.14    Guarantors.    The Borrower will cause each Domestic Subsidiary created, acquired or existing on or after the Closing Date, to become a Guarantor immediately and shall cause such Subsidiary to execute and deliver to the Agent for the benefit of the Agent and the Banks (a) a Guaranty (or an Instrument of Adherence to the Guaranty executed on the Closing Date), and (b) further Security Documents or other instruments and documents as the Agent may reasonably require in order to grant to the Agent a first priority perfected security interest in such Subsidiary's assets, together with legal opinions in form and substance reasonably satisfactory to the Agent to be delivered to the Agent and the Banks opining as to the authorization, validity and enforceability of such Guaranty or Instrument of Adherence and Security Documents and (as to the applicable Security Documents) the perfection of such security interests.

        9.15    Additional Subsidiaries.    If, after the Closing Date, the Borrower or any of its Subsidiaries creates or acquires, either directly or indirectly, any Subsidiary, it will immediately notify the Agent and the Banks if such creation or acquisition, as the case may be, and provide the Agent and the Banks with an updated Schedule 8.19(a) hereof and take all other actions required by §9.14 and §10.5.1 hereof.

        9.16    Further Assurances.    The Borrower will, and will cause each of its Subsidiaries to, cooperate with the Banks and the Agent and execute such further instruments and documents as the Banks or the Agent shall reasonably request to carry out to their satisfaction the transactions contemplated by this Credit Agreement and the other Loan Documents.

        9.17    DSI Sale.    The Borrower shall use its reasonable best efforts to complete the DSI Sale. Upon the closing of the DSI Sale (the "DSI Sale Date") the Borrower shall (a) immediately make a payment as provided in §4.2.5 and (b) establish an escrow agreement in form and substance reasonably satisfactory to Agent which shall hold any and all property and funds deposited therein in accordance with the DSI Sale (the "Escrow Funds").

        9.18    Employment of Chief Executive Officer.    The Borrower shall continue to retain Edward P. Smoot, or other person reasonably satisfactory to Agent, as chief executive officer of the Borrower on terms and conditions reasonably acceptable to Agent.

10. CERTAIN NEGATIVE COVENANTS OF THE BORROWER.

        The Borrower covenants and agrees that, so long as any Revolving Credit Loan, Unpaid Reimbursement Obligation, Letter of Credit or Revolving Credit Note is outstanding or any Bank has any obligation to make any Revolving Credit Loans or the Agent has any obligations to issue, extend or renew any Letters of Credit:

        10.1    Restrictions on Indebtedness.    The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume, guarantee or be or remain liable, contingently or otherwise, with respect to any Indebtedness other than:

          (a)  Indebtedness to the Banks and the Agent arising under any of the Loan Documents;

          (b)  endorsements for collection, deposit or negotiation and warranties of products or services, in each case incurred in the ordinary course of business;

          (c)  Indebtedness incurred in connection with the acquisition after the date hereof of any real or personal property by the Borrower or such Subsidiary or under any Capitalized Lease, or

  Indebtedness incurred by any Subsidiary for working capital purposes, provided that the aggregate principal amount of such Indebtedness of the Borrower and its Subsidiaries shall not exceed the aggregate amount of $7,500,000 at any one time;

          (d)  Indebtedness existing on the date hereof and listed and described on Schedule 10.1 hereto;

          (e)  Indebtedness of a Guarantor to the Borrower or another Guarantor and Indebtedness of the Borrower to any Guarantor;

          (f)    unsecured Indebtedness of any Foreign Subsidiary to the Borrower provided (i) no Default or Event of Default has occurred and is continuing or would exist as a result thereof; and (ii) such Indebtedness is evidenced by an intercompany note in form and substance acceptable to the Agent, and such note is pledged by the Borrower to the Agent to secure the Borrower's Obligations hereunder; and

          (g)  Indebtedness of a Foreign Subsidiary not otherwise provided for in this §10.1, provided that the aggregate principal amount of all such Indebtedness for all Foreign Subsidiaries shall not exceed at any one time an amount equal to $5,000,000.

        10.2    Restrictions on Liens.    The Borrower will not, and will not permit any of its Subsidiaries to, (a) create or incur or suffer to be created or incurred or to exist any lien, encumbrance, mortgage, pledge, charge, restriction or other security interest of any kind upon any of its property or assets of any character whether now owned or hereafter acquired, or upon the income or profits therefrom; (b) transfer any of such property or assets or the income or profits therefrom for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to payment of its general creditors; (c) acquire, or agree or have an option to acquire, any property or assets upon conditional sale or other title retention or purchase money security agreement, device or arrangement; (d) suffer to exist for a period of more than thirty (30) days after the same shall have been incurred any Indebtedness or claim or demand against it that if unpaid might by law or upon bankruptcy or insolvency, or otherwise, be given any priority whatsoever over its general creditors; (e) sell, assign, pledge or otherwise transfer any "receivables" as defined in clause (g) of the definition of the term "Indebtedness," with or without recourse; or (f) enter into or permit to exist any arrangement or agreement, enforceable under applicable law, which directly or indirectly prohibits the Borrower or any of its Subsidiaries from creating or incurring any lien, encumbrance, mortgage, pledge, charge, restriction or other security interest other than in favor of the Agent for the benefit of the Banks and the Agent under the Loan Documents and other than customary anti-assignment provisions in leases and licensing agreements entered into by the Borrower or such Subsidiary in the ordinary course of its business, provided that the Borrower or any of its Subsidiaries may create or incur or suffer to be created or incurred or to exist:

          (a)  liens in favor of the Borrower on all or part of the assets of Subsidiaries of the Borrower securing Indebtedness owing by Subsidiaries of the Borrower to the Borrower;

          (b)  liens to secure taxes, assessments and other government charges in respect of obligations not overdue or liens on properties to secure claims for labor, material or supplies in respect of obligations not overdue;

          (c)  deposits or pledges made in connection with, or to secure payment of, workmen's compensation, unemployment insurance, old age pensions or other social security obligations;

          (d)  liens on properties in respect of judgments or awards that have been in force for less than the applicable period for taking an appeal so long as execution is not levied thereunder or in respect of which the Borrower or such Subsidiary shall at the time in good faith be prosecuting an appeal or proceedings for review and in respect of which a stay of execution shall have been obtained pending such appeal or review;

          (e)  liens of carriers, warehousemen, mechanics and materialmen, and other like liens on properties, in existence less than 120 days from the date of creation thereof in respect of obligations not overdue;

          (f)    encumbrances on Real Estate consisting of easements, rights of way, zoning restrictions, restrictions on the use of real property and defects and irregularities in the title thereto, landlord's or lessor's liens under leases to which the Borrower or a Subsidiary of the Borrower is a party, and other minor liens or encumbrances none of which in the opinion of the Borrower interferes materially with the use of the property affected in the ordinary conduct of the business of the Borrower and its Subsidiaries, which defects do not individually or in the aggregate have a materially adverse effect on the business of the Borrower individually or of the Borrower and its Subsidiaries on a consolidated basis;

          (g)  liens existing on the date hereof and listed on Schedule 10.2 hereto;

          (h)  purchase money security interests in or purchase money mortgages on real or personal property acquired after the date hereof to secure purchase money Indebtedness of the type and amount permitted by §10.1(c), incurred in connection with the acquisition of such property, which security interests or mortgages cover only the real or personal property so acquired;

          (i)    liens granted by a Foreign Subsidiary to secure Indebtedness of such Foreign Subsidiary of the type and amount permitted by §10.1(g); and

          (j)    liens in favor of the Agent for the benefit of the Banks and the Agent under the Loan Documents.

        10.3    Restrictions on Investments.    The Borrower will not, and will not permit any of its Subsidiaries to, make or permit to exist or to remain outstanding any Investment except Investments in:

          (a)  marketable direct or guaranteed obligations of the United States of America that mature within one (1) year from the date of purchase by the Borrower;

          (b)  demand deposits, certificates of deposit, bankers acceptances, time deposits, investment accounts issued by any Bank or Merrill Lynch Money Market Account No. 318-3270649-5;

          (c)  securities commonly known as "commercial paper" issued by a corporation organized and existing under the laws of the United States of America or any state thereof that at the time of purchase have been rated and the ratings for which are not less than "P 1" if rated by Moody's Investors Service, Inc., and not less than "A 1" if rated by Standard and Poor's Rating Group;

          (d)  Investments existing on the date hereof and listed on Schedule 10.3 hereto;

          (e)  Investments with respect to Indebtedness permitted by §10.1(e) so long as such entities remain Subsidiaries of the Borrower and a Guarantor hereunder and other Investments by the Borrower in Foreign Subsidiaries (and which Investments would not constitute Indebtedness of such Foreign Subsidiary (collectively the "Equity Investments")) provided the aggregate amount of all such Equity Investments does not exceed $5,000,000 in the aggregate;

          (f)    Investments consisting of the Guaranty;

          (g)  Investments with respect to Indebtedness permitted by §10.1(f) so long as such entities remain Subsidiaries of the Borrower and so long as such Investments are in the form of an intercompany loan, with the note evidencing such loan being pledged to the Agent, and Investments with respect to an equity contribution made by the Borrower to Subsidiaries in an aggregate amount not to exceed $2,000,000;

          (h)  Investments consisting of promissory notes, deferred payment obligations or similar arrangements, received as proceeds of asset dispositions permitted by §10.5.2;

          (i)    Investments consisting of Permitted Acquisitions; and

          (j)    Investments consisting of repurchase agreements collateralized by securities described in paragraphs (a), (b) or (c) above.

provided, however, that with the exception of demand deposits referred to in §10.3(b), such Investments will be considered Investments permitted by this §10.3 only if all actions have been taken to the satisfaction of the Agent to provide to the Agent, for the benefit of the Banks and the Agent, a first priority perfected security interest in all of such Investments free of all encumbrances other than Permitted Liens.

        10.4    Distributions.    The Borrower and its Subsidiaries will not make any Restricted Payments; provided, however, (i) any Subsidiary shall be permitted to make a Distribution to any Guarantor or the Borrower, and (ii) the Borrower shall be permitted to make a Distribution (including, but not limited to, a Distribution consisting of cash) to any of its shareholders, so long as (a) the Formula Date shall have occurred, (b) no Default or Event of Default shall have occurred and is continuing or would exist as a result therefrom, (c) the payment of such Distribution is not otherwise prohibited by applicable law or court order, and (d) after making such a Distribution, the Revolving Credit Loans shall not, thereafter, exceed the Borrowing Base.

        10.5    Merger, Consolidation and Disposition of Assets.

                    10.5.1    Mergers and Acquisitions.    The Borrower will not, and will not permit any of its Subsidiaries to, become a party to any merger or consolidation, or agree to or effect any asset acquisition or stock acquisition except, so long as no Default or Event of Default has occurred and is continuing or would exist after giving effect thereto and with the prior written consent of the Agent and Majority Banks:

          (a)  the merger or consolidation of one or more of the Subsidiaries of the Borrower with and into the Borrower or a Guarantor hereunder and provided the Borrower or the Guarantor, as the case may be, has taken or caused to be taken all action necessary to grant to the Agent a first priority perfected security interest in the Borrower's or such other Guarantor's assets after such merger or consolidation to the same extent as in the assets of parties to the merger prior thereto; and

          (b)  asset or stock acquisitions of Persons in the same or a similar line of business as the Borrower and its Subsidiaries (each a "Permitted Acquisition") as permitted in §11.5.

          In the event any new Domestic Subsidiary is formed or acquired as a result of or in connection with any acquisition, such new Domestic Subsidiary shall, immediately upon its creation or acquisition, execute and deliver to the Agent for the benefit of the Agent and the Banks, an Instrument of Adherence in substantially the form of Exhibit H hereto (an "Instrument of Adherence") and the Loan Documents shall be amended and/or supplemented as necessary to make the terms and conditions of the Loan Documents applicable to such Domestic Subsidiary. Such Domestic Subsidiary shall become a Guarantor hereunder and shall become party to the Guaranty and the Security Agreement and shall execute and deliver to the Agent any and all other agreements, documents, instruments and financing statements necessary to grant to the Agent a first priority perfected lien in such Domestic Subsidiary's assets to the extent required by the Loan Documents. The Borrower and its Subsidiaries shall, immediately upon the creation or acquisition of such Domestic Subsidiary, pledge all of such Domestic Subsidiary's capital stock to the Agent for the benefit of the Agent and the Banks. In addition, to the extent any Foreign Subsidiary is acquired or created after the Closing Date which the Agent in its sole and absolute discretion determines to be either a material Subsidiary or is a Subsidiary which the Agent reasonably believes has significant value, the Borrower and its Subsidiaries shall, immediately upon the request of the Agent, pledge 65% of such Foreign Subsidiary's capital stock to the Agent for the benefit of the Agent and the Banks.

                    10.5.2    Disposition of Assets.    Except with the prior written consent of the Agent and Majority Banks in the event any Asset Sale or other disposition of assets constitutes an amount less than or equal to 20% of the total assets of the Borrower on a consolidated basis and with the prior written consent of Agent and all of the Banks in the event any Asset Sale of other disposition of assets constitutes an amount greater than 20% of the total assets of the Borrower on a consolidated basis, the Borrower will not, and will not permit any of its Subsidiaries to, become a party to or agree to or effect any Asset Sale or other disposition of assets, other than (a) the sale of inventory, the sale of lease agreements, the licensing of intellectual property and the disposition of obsolete assets, in each case in the ordinary course of business consistent with past practices; and (b) the sale of assets in arms-length transactions for fair and reasonable value, provided that, with respect to this clause (b), (i) no Default or Event of Default shall have occurred and be continuing at the time of such sale and no Default or Event of Default will exist after giving effect to such Asset Sale; (ii) at least seventy five percent (75%) of the purchase price for such assets is received in cash and the Net Cash Sale Proceeds from such sales are applied as provided in §4.2 hereof, (iii) any promissory note or other instrument received by the Borrower or any of its Subsidiaries in connection with such sale is an Investment permitted by §10.3 hereof, and the Borrower or such Subsidiary, as the case may be, has delivered such promissory note or other instrument to the Agent to be held in pledge for the benefit of itself and the Banks in accordance with the terms of the Loan Documents; (iv) the aggregate value of all assets sold in any Asset Sale is not more than $100,000 in any fiscal year; (v) the Borrower shall have delivered to the Agent on the date of such sale a certificate signed by an authorized officer of the Borrower and evidence satisfactory to the Agent showing compliance with the provisions of clauses (i) through (iv) of this §10.5.2.

        10.6    Sale and Leaseback/Synthetic Lease.    The Borrower will not, and will not permit any of its Subsidiaries to, enter into any arrangement, directly or indirectly, whereby the Borrower or any Subsidiary of the Borrower shall sell or transfer any property owned by it in order then or thereafter to lease such property or lease other property that the Borrower or any Subsidiary of the Borrower intends to use for substantially the same purpose as the property being sold or transferred. The Borrower will not, and will not permit any of its Subsidiaries to engage in any synthetic lease or similar transaction involving any of its respective assets.

        10.7    Compliance with Environmental Laws.    The Borrower will not, and will not permit any of its Subsidiaries to, except to the extent that the same does not and could not reasonably be expected to have a material adverse effect on the business, assets or financial condition of the Borrower and its Subsidiaries, (a) use any of the Real Estate or any portion thereof for the handling, processing, storage or disposal of Hazardous Substances, (b) cause or permit to be located on any of the Real Estate any underground tank or other underground storage receptacle for Hazardous Substances, (c) generate any Hazardous Substances on any of the Real Estate, (d) conduct any activity at any Real Estate or use any Real Estate in any manner so as to cause a release (i.e. releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping) or threatened release of Hazardous Substances on, upon or into the Real Estate or (e) otherwise conduct any activity at any Real Estate or use any Real Estate in any manner that would violate any Environmental Law or bring such Real Estate in violation of any Environmental Law.

        10.8    Employee Benefit Plans.    Neither the Borrower nor any ERISA Affiliate will

          (a)  engage in any "prohibited transaction" within the meaning of §406 of ERISA or §4975 of the Code which could result in a material liability for the Borrower or any of its Subsidiaries; or

          (b)  permit any Guaranteed Pension Plan to incur an "accumulated funding deficiency", as such term is defined in §302 of ERISA, whether or not such deficiency is or may be waived; or

          (c)  fail to contribute to any Guaranteed Pension Plan to an extent which, or terminate any Guaranteed Pension Plan in a manner which, could result in the imposition of a lien or encumbrance on the assets of the Borrower or any of its Subsidiaries pursuant to §302(f) or §4068 of ERISA; or

          (d)  amend any Guaranteed Pension Plan in circumstances requiring the posting of security pursuant to §307 of ERISA or §401(a)(29) of the Code; or

          (e)  permit or take any action which would result in the aggregate benefit liabilities (with the meaning of §4001 of ERISA) of all Guaranteed Pension Plans exceeding the value of the aggregate assets of such Plans, disregarding for this purpose the benefit liabilities and assets of any such Plan with assets in excess of benefit liabilities.

        10.9    Business Activities.    The Borrower will not, and will not permit any of its Subsidiaries to, engage directly or indirectly (whether through Subsidiaries or otherwise) in any type of business other than the businesses conducted by them on the Closing Date and in related or similar businesses.

        10.10    Fiscal Year.    The Borrower will not, and will not permit any of its Subsidiaries to, change the date of the end of its fiscal year from that set forth in §8.4.1.

        10.11    Transactions with Affiliates.    Except as set forth on Schedule 10.12 hereto, the Borrower will not, and will not permit any of its Subsidiaries to, engage in any transaction with any Affiliate (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any such Affiliate or, to the knowledge of the Borrower, any corporation, partnership, trust or other entity in which any such Affiliate has a substantial interest or is an officer, director, trustee or partner, on terms more favorable to such Person than would have been obtainable on an arm's-length basis in the ordinary course of business.

        10.12    Modification of Documents and Charter.    Neither the Borrower nor any of its Subsidiaries will consent to or agree to any amendment, supplement or other modification, or amend or permit to be amended its certificate of incorporation or bylaws, or similar organizational documents unless such change or amendment is immaterial and ministerial in nature and would not have any material adverse effect on the Agent's or the Banks' rights under the Loan Documents or the Borrower's or any of its Subsidiaries' obligations under the Loan Documents.

        10.13    Upstream Limitations.    Neither the Borrower nor any of its Subsidiaries will enter into, or permit any of its Subsidiaries to enter into, any agreement, contract or arrangement (other than the Credit Agreement and the other Loan Documents and other than restrictions in agreements evidencing Indebtedness permitted by §10.1(c) hereof) restricting the ability of any Subsidiary to pay or make dividends or distributions in cash or kind, to make loans, advances or other payments of whatsoever nature or to make transfers or distributions of all or any part of its assets to the Borrower or any Guarantor.

        10.14    Inconsistent Agreements.    Neither the Borrower nor any of its Subsidiaries will, nor will they permit their Subsidiaries to, enter into any agreement containing any provision which would be violated or breached by the performance by the Borrower or such Subsidiary of its obligations hereunder or under any of the Loan Documents.

        10.15    Limitations on Foreign Exchange Arrangements.    The Borrower will not and will not permit any of its Subsidiaries to enter into any interest rate hedging or risk protection arrangements, foreign exchange risk protection arrangements, or currency risk protection arrangements which are not in the ordinary course of business or are for speculative purposes.

11. FINANCIAL COVENANTS OF THE BORROWER.

        The Borrower covenants and agrees that, so long as any Revolving Credit Loan, Unpaid Reimbursement Obligation, Letter of Credit or Revolving Credit Note is outstanding or any Bank has any obligation to make any Revolving Credit Loans or the Agent has any obligation to issue, extend or renew any Letters of Credit:

        11.1    Leverage Ratio.    The Borrower will not, as of the end of any fiscal quarter, permit the Leverage Ratio to exceed 2.00:1.00.

        11.2    Debt Service Coverage Ratio.    The Borrower will not, as of the end of any fiscal quarter, permit the Debt Service Coverage Ratio to be less than 1:00:1:00.

        11.3    Minimum EBITDA.    The Borrower will not as of the end of any fiscal quarter permit trailing twelve-month EBITDA for the period ending on such date to be less than the number set forth below for the corresponding period:

Fiscal Quarter Ending	Minimum EBITDA
December 31, 2001	$31,944,000
March 31, 2002	$30,118,000
June 30, 2002	$29,566,000
September 30, 2002	$28,746,000
December 31, 2002	$31,337,000
March 31, 2003	$32,450,000
June 30, 2003	$34,029,000
September 30, 2003	$35,020,000

        11.4    Maintenance Capital Expenditures.    The Borrower will not make, or permit any Subsidiary of the Borrower to make Maintenance Capital Expenditures that exceed $10,200,000, in the aggregate, in fiscal year 2002; $13,200,000, in the aggregate, in fiscal year 2003 and $3,050,000, in the aggregate for the first fiscal quarter in fiscal year 2004; provided, however, that the amount of permitted Maintenance Capital Expenditures referenced herein will be increased in fiscal years 2003 and 2004 by the positive amount (if any) equal to the difference obtained by taking the Maintenance Capital Expenditure limit specified herein for the immediately prior period minus the actual amount of any Maintenance Capital Expenditure expended during such prior period (the "Carry Over Amount").

        11.5    Expansion Capital Expenditures.    The Borrower will not make, or permit any Subsidiary of the Borrower to make Expansion Capital Expenditures (which amounts shall include all expenditures made in connection with any Permitted Acquisition) in excess of $5,000,000, in the aggregate, during Borrower's fiscal year ending September 30, 2002, and for each succeeding fiscal year in an aggregate Dollar amount as established for such fiscal year by the Agent in its reasonable discretion, with the consent of the Majority Banks (which consent shall not be unreasonably withheld) based upon the Agent's review of the Projections and subject to adjustment with the consent of the Agent and Majority Banks (which consent, in each case, shall not be unreasonably withheld).

12. CLOSING CONDITIONS.

        The obligations of the Banks to take, fulfill, or perform any action hereunder or under any other Loan Document shall be subject to the satisfaction of the following conditions precedent:

        12.1    Loan Documents etc.    Each of the Loan Documents shall have been duly executed and delivered by the respective parties thereto, shall be in full force and effect and shall be in form and substance satisfactory to each of the Banks. Each Bank shall have received a fully executed copy of each such document.

        12.2    Certified Copies of Charter Documents.    Each of the Banks shall have received from the Borrower and each of its Subsidiaries a copy, certified by a duly authorized officer of such Person to be true and complete on the Closing Date, of each of (a) its charter or other incorporation documents as in effect on such date of certification, and (b) its by-laws as in effect on such date.

        12.3    Corporate Action.    All corporate action necessary for the valid execution, delivery and performance by the Borrower and each of its Subsidiaries of this Credit Agreement and the other Loan Documents to which it is or is to become a party shall have been duly and effectively taken, and evidence thereof satisfactory to the Banks shall have been provided to each of the Banks.

        12.4    Incumbency Certificate.    Each of the Banks shall have received from the Borrower and each of its Subsidiaries party to any Loan Documents an incumbency certificate, dated as of the Closing Date, signed by a duly authorized officer of the Borrower or such Subsidiary, and giving the name and bearing a specimen signature of each individual who shall be authorized: (a) to sign, in the name and on behalf of each of the Borrower of such Subsidiary, each of the Loan Documents to which the Borrower or such Subsidiary is or is to become a party; (b) in the case of the Borrower, to make Loan Requests and to apply for Letters of Credit; and (c) to give notices and to take other action on its behalf under the Loan Documents.

        12.5    Validity of Liens.    The Security Documents shall be effective to create in favor of the Agent a legal, valid and enforceable first (except for Permitted Liens entitled to priority under applicable law) security interest in and lien upon the Collateral. All filings, recordings, deliveries of instruments and other actions necessary or desirable in the opinion of the Agent to protect and preserve such security interests shall have been duly effected. The Agent shall have received evidence thereof in form and substance satisfactory to the Agent.

        12.6    Perfection Certificates and UCC Search Results.    The Agent shall have received from each of the Borrower and the Guarantors a completed and fully executed Perfection Certificate and, as to the Borrower and all Subsidiaries, the results of UCC searches and all applicable lien searches with respect to the Collateral, indicating no liens other than Permitted Liens and otherwise in form and substance satisfactory to the Agent.

        12.7    Landlord Consents.    The Borrower and its Subsidiaries shall have delivered to the Agent all landlord consents as the Agent may reasonably request.

        12.8    Certificates of Insurance.    The Agent shall have received a certificate of insurance from an independent insurance broker dated as of the Closing Date, identifying insurers, types of insurance, insurance limits, and policy terms, and otherwise describing the insurance obtained in accordance with the provisions of the Security Agreements.

        12.9    Solvency Certificate.    Each of the Banks shall have received an officer's certificate of the Borrower dated as of the Closing Date as to the solvency of the Borrower and its Subsidiaries following the consummation of the transactions contemplated herein and in form and substance satisfactory to the Banks.

        12.10    Opinion of Counsel.    Each of the Banks and the Agent shall have received a favorable legal opinion addressed to the Banks and the Agent, dated as of the Closing Date, in form and substance satisfactory to the Banks and the Agent, from Cadwalader, Wickersham & Taft, counsel to the Borrower and its Subsidiaries.

        12.11    Payment of Fees.    The Borrower shall have paid to the Banks or the Agent, as appropriate, the Facility Fee as set forth in §6.1 and all other fees (if any) to be paid on the Closing Date pursuant to the terms of this Agreement.

        12.12    Consents and Approvals.    The Agent shall have received evidence that all consents and approvals necessary to complete the transactions contemplated hereby have been obtained.

        12.13    Receipt of Financial Information.    The Agent shall have received copies of the Borrower's audited financial statements for the fiscal year ended September 30, 2000, which audited statements shall be in form and substance satisfactory to the Agent and the Banks and audited financial statements for the fiscal year ended September 30, 2001, which audited statements shall be in form and substance satisfactory to the Agent and the Banks.

        12.14    EBITDA.    The Agent shall have determined that, after giving effect to the payment of all costs, fees and other expenses incurred in connection with the transactions contemplated hereby and without giving effect to the payment of the Borrower's expenses incurred in the restructuring of the Borrower's capital structure as set forth in the Projections, the Borrower's EBITDA, as measured on a trailing basis for the twelve-month period ended November 30, 2001, shall not be less than 90% of such amount as set forth in the Projections.

        12.15    Bankruptcy Court Approval.    The Bankruptcy Court shall have entered the Confirmation Order which shall be in form and substance reasonably satisfactory to the Agent and the Banks and the Effective Date shall have occurred.

        12.16    Material Contracts.    The Agent shall have received evidence that neither the Borrower nor any of its Subsidiaries is in material breach of, or material default under any material contract or material agreement, other than a material breach or a material default arising from or related to the filing of the Reorganization Case.

        12.17    Stock Pledges.    The Agent shall have received all certificates representing the shares of the capital stock of the Borrower pledged under the Stock Pledge Agreements, as well as stock powers with respect thereto endorsed in blank for each Domestic Subsidiary and for each Foreign Subsidiary, if applicable.

        12.18    Dissolution of Certain Domestic Subsidiaries.    The Agent shall have received evidence that the Borrower has dissolved all of its Domestic Subsidiaries, including without limitation, Silicon Mountain, LLC and docHarbor, Inc.

13. CONDITIONS TO ALL BORROWINGS.

        The obligations of the Banks to make any Revolving Credit Loan and of the Agent to issue, extend or renew any Letter of Credit, in each case whether on or after the Closing Date, shall also be subject to the satisfaction of the following conditions precedent:

        13.1    Representations True; No Event of Default.    Each of the representations and warranties of any of the Borrower and its Subsidiaries contained in this Credit Agreement, the other Loan Documents or in any document or instrument delivered pursuant to or in connection with this Credit Agreement shall be true as of the date as of which they were made and shall also be true at and as of the time of the making of such Revolving Credit Loan or the issuance, extension or renewal of such Letter of Credit, with the same effect as if made at and as of that time (except to the extent of changes resulting from transactions contemplated or permitted by this Credit Agreement and the other Loan Documents and changes occurring in the ordinary course of business that singly or in the aggregate are not materially adverse, and to the extent that such representations and warranties relate expressly to an earlier date) and no Default or Event of Default shall have occurred and be continuing.

        13.2    No Legal Impediment.    No change shall have occurred in any law or regulations thereunder or interpretations thereof that in the reasonable opinion of any Bank would make it illegal for such Bank to make such Revolving Credit Loan or to participate in the issuance, extension or renewal of such Letter of Credit or in the reasonable opinion of the Agent would make it illegal for the Agent to issue, extend or renew such Letter of Credit.

        13.3    Governmental Regulation.    Each Bank shall have received such statements in substance and form reasonably satisfactory to such Bank as such Bank shall require for the purpose of compliance with any applicable regulations of the Comptroller of the Currency or the Board of Governors of the Federal Reserve System.

        13.4    Proceedings and Documents.    All proceedings in connection with the transactions contemplated by this Credit Agreement, the other Loan Documents and all other documents incident thereto shall be satisfactory in substance and in form to the Banks and to the Agent and the Agent's Special Counsel, and the Banks, the Agent and such counsel shall have received all information and such counterpart originals or certified or other copies of such documents as the Agent may reasonably request.

14. EVENTS OF DEFAULT; ACCELERATION; ETC.

        14.1    Events of Default and Acceleration.    If any of the following events ("Events of Default" or, if the giving of notice or the lapse of time or both is required, then, prior to such notice or lapse of time, "Defaults") shall occur:

          (a)  the Borrower shall fail to pay any principal or make any required reductions of the Revolving Credit Loans or any Reimbursement Obligation when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment;

          (b)  the Borrower shall fail to pay any interest on the Revolving Credit Loans, the commitment fee, any Letter of Credit Fee, the Agent's fee, or other sums due hereunder or under any of the other Loan Documents within three (3) Business Days after the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment;

          (c)  the Borrower shall fail to comply with any of its covenants contained in §§ 9.5.1, 9.6, 9.7, 9.8, 9.9.1, 9.12, 10 or 11;

          (d)  the Borrower or any of its Subsidiaries shall fail to perform any term, covenant or agreement contained herein or in any of the other Loan Documents (other than those specified elsewhere in this §14.1) for thirty (30) days after written notice of such failure has been given to the Borrower by the Agent;

          (e)  any representation or warranty of the Borrower or any of its Subsidiaries in this Credit Agreement, any of the other Loan Documents, or in any other document or instrument delivered pursuant to or in connection with this Credit Agreement shall prove to have been false in any material respect upon the date when made or deemed to have been made or repeated;

          (f)    the Borrower or any of its Subsidiaries shall fail to pay at maturity, or within any applicable period of grace, any obligation for borrowed money or credit received or in respect of any Capitalized Leases in an aggregate principal amount in excess of $1,000,000, or fail to observe or perform any material term, covenant or agreement contained in any agreement by which it is bound, evidencing or securing borrowed money or credit received or in respect of any Capitalized Leases in an aggregate principal amount in excess of $1,000,000, for such period of time as would permit (assuming the giving of appropriate notice if required) the holder or holders thereof or of any obligations issued thereunder to accelerate the maturity thereof;

          (g)  the Borrower or any of its Subsidiaries shall make an assignment for the benefit of creditors, or admit in writing its inability to pay or generally fail to pay its debts as they mature or become due, or shall petition or apply for the appointment of a trustee or other custodian, liquidator or receiver of the Borrower or any of its Subsidiaries or of any substantial part of the assets of the Borrower or any of its Subsidiaries or shall commence any case or other proceeding relating to the Borrower or any of its Subsidiaries under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect or any Insolvency Event shall occur, or shall take any action to authorize or in furtherance of any of the foregoing, or if any such petition or application shall be filed or any such case or other proceeding shall be commenced against the Borrower or any of its Subsidiaries and the Borrower or any of its Subsidiaries shall indicate its approval thereof, consent thereto or acquiescence therein or such petition or application shall not have been dismissed within forty-five (45) days following the filing thereof;

          (h)  a decree or order is entered appointing any such trustee, custodian, liquidator or receiver or adjudicating the Borrower or any of its Subsidiaries bankrupt or insolvent, or approving a petition in any such case or other proceeding, or a decree or order for relief is entered in respect of the Borrower or any Subsidiary of the Borrower in an involuntary case under federal bankruptcy laws as now or hereafter constituted;

          (i)    there shall remain in force, undischarged, unsatisfied and unstayed, for more than thirty days, whether or not consecutive, any final judgment against the Borrower or any of its Subsidiaries that, with other outstanding final judgments, undischarged, against the Borrower or any of its Subsidiaries exceeds in the aggregate $1,000,000;

          (j)    if any of the Loan Documents shall be cancelled, terminated, revoked or rescinded or the Agent's security interests, mortgages or liens in a substantial portion of the Collateral shall cease to be perfected, or shall cease to have the priority contemplated by the Security Documents, in each case otherwise than in accordance with the terms thereof or with the express prior written agreement, consent or approval of the Banks, or any action at law, suit or in equity or other legal proceeding to cancel, revoke or rescind any of the Loan Documents shall be commenced by or on behalf of the Borrower or any of its Subsidiaries party thereto or any of their respective stockholders, or any court or any other governmental or regulatory authority or agency of competent jurisdiction shall make a determination that, or issue a judgment, order, decree or ruling to the effect that, any one or more of the Loan Documents is illegal, invalid or unenforceable in accordance with the terms thereof;

          (k)  the Borrower or any ERISA Affiliate incurs any liability to the PBGC or a Guaranteed Pension Plan pursuant to Title IV of ERISA in an aggregate amount exceeding $2,500,000, or the Borrower or any ERISA Affiliate is assessed withdrawal liability pursuant to Title IV of ERISA by a Multiemployer Plan requiring aggregate annual payments exceeding $2,500,000, or any of the following occurs with respect to a Guaranteed Pension Plan: (i) an ERISA Reportable Event, or a failure to make a required installment or other payment (within the meaning of §302(f)(1) of ERISA), provided that the Agent determines in its reasonable discretion that such event (A) could be expected to result in liability of the Borrower or any of its Subsidiaries to the PBGC or such Guaranteed Pension Plan in an aggregate amount exceeding $2,500,000 and (B) could constitute grounds for the termination of such Guaranteed Pension Plan by the PBGC, for the appointment by the appropriate United States District Court of a trustee to administer such Guaranteed Pension Plan or for the imposition of a lien in favor of such Guaranteed Pension Plan; or (ii) the appointment by a United States District Court of a trustee to administer such Guaranteed Pension Plan; or (iii) the institution by the PBGC of proceedings to terminate such Guaranteed Pension Plan;

          (l)    the Borrower or any of its Subsidiaries shall be enjoined, restrained or in any way prevented by the order of any court or any administrative or regulatory agency from conducting any material part of its business and such order shall continue in effect for more than thirty (30) days;

          (m)  there shall occur any material damage to, or loss, theft or destruction of, any Collateral, whether or not insured, or any strike, lockout, labor dispute, embargo, condemnation, act of God or public enemy, or other casualty, which in any such case causes, for more than fifteen (15) consecutive days, the cessation or substantial curtailment of revenue producing activities at any facility of the Borrower or any of its Subsidiaries if such event or circumstance is not covered by business interruption insurance and would have a material adverse effect on the business or financial condition of the Borrower or such Subsidiary;

          (n)  there shall occur the loss, suspension or revocation of, or failure to renew, any license or permit now held or hereafter acquired by the Borrower or any of its Subsidiaries if such loss, suspension, revocation or failure to renew would have a material adverse effect on the business or financial condition of the Borrower or such Subsidiary;

          (o)  the Borrower or any of its Subsidiaries shall be indicted for a state or federal crime, or any civil or criminal action shall otherwise have been brought against the Borrower or any of its Subsidiaries, a punishment for which in any such case could include the forfeiture of any assets of the Borrower or such Subsidiary having a fair market value in excess of $1,000,000;

          (p)  a Change of Control shall have occurred; or

          (q)  the Borrower shall at any time, legally or beneficially directly or indirectly own less than 100% of the capital stock of each of its Subsidiaries (other than directors' qualifying shares);

then, and in any such event, so long as the same may be continuing, the Agent may, and upon the request of the Majority Banks shall, by notice in writing to the Borrower declare all amounts owing with respect to this Credit Agreement, the Revolving Credit Notes and the other Loan Documents and all Reimbursement Obligations to be, and they shall thereupon forthwith become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; provided that in the event of any Event of Default specified in §§14.1(g) or 14.1(h) all such amounts shall become immediately due and payable automatically and without any requirement of notice from the Agent or any Bank.

        14.2    Termination of Commitments.    If any one or more of the Events of Default specified in §14.1(g) or §14.1(h) shall occur, any unused portion of the credit hereunder shall forthwith terminate and each of the Banks shall be relieved of all further obligations to make Revolving Credit Loans to the Borrower and the Agent shall be relieved of all further obligations to extend or renew Letters of Credit. If any other Event of Default shall have occurred and be continuing, or if on any Drawdown Date or other date for issuing, extending or renewing any Letter of Credit the conditions precedent to the making of the Revolving Credit Loans to be made on such Drawdown Date or (as the case may be) to issuing, extending or renewing such Letter of Credit on such other date are not satisfied, the Agent may and, upon the request of the Majority Banks, shall, by notice to the Borrower, terminate the unused portion of the credit hereunder, and upon such notice being given such unused portion of the credit hereunder shall terminate immediately and each of the Banks shall be relieved of all further obligations to make Revolving Credit Loans and the Agent shall be relieved of all further obligations to issue, extend or renew Letters of Credit. No termination of the credit hereunder shall relieve the Borrower or any of its Subsidiaries of any of the Obligations.

        14.3    Remedies.    In case any one or more of the Events of Default shall have occurred and be continuing, and whether or not the Banks shall have accelerated the maturity of the Revolving Credit Loans pursuant to §14.1, each Bank, if owed any amount with respect to the Revolving Credit Loans or the Reimbursement Obligations, may, with the consent of the Majority Banks but not otherwise, proceed to protect and enforce its rights by suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Credit Agreement and the other Loan Documents or any instrument pursuant to which the Obligations to such Bank are evidenced, including as permitted by applicable law the obtaining of the ex parte appointment of a receiver, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of such Bank. No remedy herein conferred upon any Bank or the Agent or the holder of any Revolving Credit Note or purchaser of any Letter of Credit Participation is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of law.

        14.4    Distribution of Collateral Proceeds.    In the event that following the occurrence or during the continuance of any Default or Event of Default, the Agent or any Bank, as the case may be, receives any monies in connection with the enforcement of any the Security Documents, or otherwise with respect to the realization upon any of the Collateral, such monies shall be distributed for application as follows:

          (a)  First, to the payment of, or (as the case may be) the reimbursement of the Agent for or in respect of all reasonable costs, expenses, disbursements and losses which shall have been incurred or sustained by the Agent in connection with the collection of such monies by the Agent, for the exercise, protection or enforcement by the Agent of all or any of the rights, remedies, powers and privileges of the Agent under this Credit Agreement or any of the other Loan Documents or in respect of the Collateral or in support of any provision of adequate indemnity to the Agent against any taxes or liens which by law shall have, or may have, priority over the rights of the Agent to such monies;

          (b)  Second, to all other Obligations in such order or preference as the Majority Banks may determine; provided, however, that (i) distributions shall be made with respect to each type of Obligation owing to the Banks, such as interest, principal, fees and expenses, among the Banks pro rata, and (ii) the Agent may in its discretion make proper allowance to take into account any Obligations not then due and payable;

          (c)  Third, upon payment and satisfaction in full or other provisions for payment in full satisfactory to the Banks and the Agent of all of the Obligations, to the payment of any obligations required to be paid pursuant to §9-608 of the Uniform Commercial Code of the Commonwealth of Massachusetts; and

          (d)  Fourth, the excess, if any, shall be returned to the Borrower or to such other Persons as are entitled thereto.

15. SETOFF.

        Regardless of the adequacy of any collateral, during the continuance of any Event of Default, any deposits or other sums credited by or due from any of the Banks to the Borrower and any securities or other property of the Borrower in the possession of such Bank may be applied to or set off by such Bank against the payment of Obligations and any and all other liabilities, direct, or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, of the Borrower to such Bank. Each of the Banks agrees with each other Bank that (a) if an amount to be set off is to be applied to Indebtedness of the Borrower to such Bank, other than Indebtedness evidenced by the Revolving Credit Notes held by such Bank or constituting Reimbursement Obligations owed to such Bank, such amount shall be applied ratably to such other Indebtedness and to the Indebtedness evidenced by all such Revolving Credit Notes held by such Bank or constituting Reimbursement Obligations owed to such Bank, and (b) if such Bank shall receive from the Borrower, whether by voluntary payment, exercise of the right of setoff, counterclaim, cross action, enforcement of the claim evidenced by the Revolving Credit Notes held by, or constituting Reimbursement Obligations owed to, such Bank by proceedings against the Borrower at law or in equity or by proof thereof in bankruptcy, reorganization, liquidation, receivership or similar proceedings, or otherwise, and shall retain and apply to the payment of the Revolving Credit Note or Revolving Credit Notes held by, or Reimbursement Obligations owed to, such Bank any amount in excess of its ratable portion of the payments received by all of the Banks with respect to the Revolving Credit Notes held by, and Reimbursement Obligations owed to, all of the Banks, such Bank will make such disposition and arrangements with the other Banks with respect to such excess, either by way of distribution, pro tanto assignment of claims, subrogation or otherwise as shall result in each Bank receiving in respect of the Revolving Credit Notes held by it or Reimbursement obligations owed it, its proportionate payment as contemplated by this Credit Agreement; provided that if all or any part of such excess payment is thereafter recovered from such Bank, such disposition and arrangements shall be rescinded and the amount restored to the extent of such recovery, but without interest.

16. THE AGENT.

        16.1    Authorization.

          (a)  The Agent is authorized to take such action on behalf of each of the Banks and to exercise all such powers as are hereunder and under any of the other Loan Documents and any related documents delegated to the Agent, together with such powers as are reasonably incident thereto, provided that no duties or responsibilities not expressly assumed herein or therein shall be implied to have been assumed by the Agent.

          (b)  The relationship between the Agent and each of the Banks is that of an independent contractor. The use of the term "Agent" is for convenience only and is used to describe, as a form of convention, the independent contractual relationship between the Agent and each of the Banks. Nothing contained in this Credit Agreement nor the other Loan Documents shall be construed to create an agency, trust or other fiduciary relationship between the Agent and any of the Banks.

          (c)  As an independent contractor empowered by the Banks to exercise certain rights and perform certain duties and responsibilities hereunder and under the other Loan Documents, the Agent is nevertheless a "representative" of the Banks, as defined in Article 1 of the Uniform Commercial Code, for purposes of actions for the benefit of the Banks and the Agent with respect to all collateral security and guaranties contemplated by the Loan Documents. Such actions include the designation of the Agent as "secured party", "mortgagee" or the like on all financing statements and other documents and instruments, whether recorded or otherwise, relating to the attachment, perfection, priority or enforcement of any security interests, mortgages or deeds of trust in collateral security intended to secure the payment or performance of any of the Obligations, all for the benefit of the Banks and the Agent.

        16.2    Employees and Agents.    The Agent may exercise its powers and execute its duties by or through employees or agents and shall be entitled to take, and to rely on, advice of counsel concerning all matters pertaining to its rights and duties under this Credit Agreement and the other Loan Documents. The Agent may utilize the services of such Persons as the Agent in its discretion may reasonably determine, and all reasonable fees and expenses of any such Persons shall be paid by the Borrower.

        16.3    No Liability.    Neither the Agent nor any of its shareholders, directors, officers or employees nor any other Person assisting them in their duties nor any agent or employee thereof, shall be liable for any waiver, consent or approval given or any action taken, or omitted to be taken, in good faith by it or them hereunder or under any of the other Loan Documents, or in connection herewith or therewith, or be responsible for the consequences of any oversight or error of judgment whatsoever, except that the Agent or such other Person, as the case may be, may be liable for losses due to its willful misconduct or gross negligence.

        16.4    No Representations.

                    16.4.1    General.    The Agent shall not be responsible for the execution or validity or enforceability of this Credit Agreement, the Revolving Credit Notes, the Letters of Credit, any of the other Loan Documents or any instrument at any time constituting, or intended to constitute, collateral security for the Revolving Credit Notes, or for the value of any such collateral security or for the validity, enforceability or collectability of any such amounts owing with respect to the Revolving Credit Notes, or for any recitals or statements, warranties or representations made herein or in any of the other Loan Documents or in any certificate or instrument hereafter furnished to it by or on behalf of the Borrower or any of its Subsidiaries, or be bound to ascertain or inquire as to the performance or observance of any of the terms, conditions, covenants or agreements herein or in any instrument at any time constituting, or intended to constitute, collateral security for the Revolving Credit Notes or to inspect any of the properties, books or records of the Borrower or any of its Subsidiaries. The Agent shall not be bound to ascertain whether any notice, consent, waiver or request delivered to it by the Borrower or any holder of any of the Revolving Credit Notes shall have been duly authorized or is true, accurate and complete. The Agent has not made nor does it now make any representations or warranties, express or implied, nor does it assume any liability to the Banks, with respect to the credit worthiness or financial conditions of the Borrower or any of its Subsidiaries. Each Bank acknowledges that it has, independently and without reliance upon the Agent or any other Bank, and based upon such information and documents as it has deemed appropriate, made its own credit analysis and decision to enter into this Credit Agreement.

                    16.4.2    Closing Documentation, etc.    For purposes of determining compliance with the conditions set forth in §12, each Bank that has executed this Credit Agreement shall be deemed to have consented to, approved or accepted, or to be satisfied with, each document and matter either sent, or made available, by the Agent for consent, approval, acceptance or satisfaction, or required thereunder to be to be consent to or approved by or acceptable or satisfactory to such Bank, unless an officer of the Agent active upon the Borrower's account shall have received notice from such Bank not less than two (2) days prior to the Closing Date specifying such Bank's objection thereto and such objection shall not have been withdrawn by notice to the Agent to such effect on or prior to the Closing Date.

        16.5    Payments.

                    16.5.1    Payments to Agent.    A payment by the Borrower to the Agent hereunder or any of the other Loan Documents for the account of any Bank shall constitute a payment to such Bank. The Agent agrees promptly to distribute to each Bank such Bank's pro rata share of payments received by the Agent for the account of the Banks except as otherwise expressly provided herein or in any of the other Loan Documents.

                    16.5.2    Distribution by Agent.    If in the opinion of the Agent the distribution of any amount received by it in such capacity hereunder, under the Revolving Credit Notes or under any of the other Loan Documents might involve it in liability, it may refrain from making distribution until its right to make distribution shall have been adjudicated by a court of competent jurisdiction. If a court of competent jurisdiction shall adjudge that any amount received and distributed by the Agent is to be repaid, each Person to whom any such distribution shall have been made shall either repay to the Agent its proportionate share of the amount so adjudged to be repaid or shall pay over the same in such manner and to such Persons as shall be determined by such court.

                    16.5.3    Delinquent Banks.    Notwithstanding anything to the contrary contained in this Credit Agreement or any of the other Loan Documents, any Bank that fails (a) to make available to the Agent its pro rata share of any Revolving Credit Loan or to purchase any Letter of Credit Participation or (b) to comply with the provisions of §15 with respect to making dispositions and arrangements with the other Banks, where such Bank's share of any payment received, whether by setoff or otherwise, is in excess of its pro rata share of such payments due and payable to all of the Banks, in each case as, when and to the full extent required by the provisions of this Credit Agreement, shall be deemed delinquent (a "Delinquent Bank") and shall be deemed a Delinquent Bank until such time as such delinquency is satisfied. A Delinquent Bank shall be deemed to have assigned any and all payments due to it from the Borrower, whether on account of outstanding Revolving Credit Loans, Unpaid Reimbursement Obligations, interest, fees or otherwise, to the remaining nondelinquent Banks for application to, and reduction of, their respective pro rata shares of all outstanding Revolving Credit Loans and Unpaid Reimbursement Obligations. The Delinquent Bank hereby authorizes the Agent to distribute such payments to the nondelinquent Banks in proportion to their respective pro rata shares of all outstanding Revolving Credit Loans and Unpaid Reimbursement Obligations. A Delinquent Bank shall be deemed to have satisfied in full a delinquency when and if, as a result of application of the assigned payments to all outstanding Revolving Credit Loans and Unpaid Reimbursement Obligations of the nondelinquent Banks, the Banks' respective pro rata shares of all outstanding Revolving Credit Loans and Unpaid Reimbursement Obligations have returned to those in effect immediately prior to such delinquency and without giving effect to the nonpayment causing such delinquency.

        16.6    Holders of Revolving Credit Notes.    The Agent may deem and treat the payee of any Revolving Credit Note or the purchaser of any Letter of Credit Participation as the absolute owner or purchaser thereof for all purposes hereof until it shall have been furnished in writing with a different name by such payee or by a subsequent holder, assignee or transferee.

        16.7    Indemnity.    The Banks ratably agree hereby to indemnify and hold harmless the Agent and its affiliates from and against any and all claims, actions and suits (whether groundless or otherwise), losses, damages, costs, expenses (including any expenses for which the Agent or such affiliate has not been reimbursed by the Borrower as required by §17), and liabilities of every nature and character arising out of or related to this Credit Agreement, the Revolving Credit Notes, or any of the other Loan Documents or the transactions contemplated or evidenced hereby or thereby, or the Agent's actions taken hereunder or thereunder, except to the extent that any of the same shall be directly caused by the Agent's willful misconduct or gross negligence.

        16.8    Agent as Bank.    In its individual capacity, Fleet shall have the same obligations and the same rights, powers and privileges in respect to its Commitment and the Revolving Credit Loans made by it, and as the holder of any of the Revolving Credit Notes and as the purchaser of any Letter of Credit Participations, as it would have were it not also the Agent.

        16.9    Resignation.    The Agent may resign at any time by giving sixty (60) days prior written notice thereof to the Banks and the Borrower. Upon any such resignation, the Majority Banks, with the consent of the Borrower (so long as no Default or Event of Default shall have occurred and be continuing), which consent is not be unreasonably withheld, shall have the right to appoint a successor Agent. Unless a Default or Event of Default shall have occurred and be continuing, such successor Agent shall be reasonably acceptable to the Borrower. If no successor Agent shall have been so appointed by the Majority Banks and shall have accepted such appointment within thirty (30) days after the retiring Agent's giving of notice of resignation, then the retiring Agent may, on behalf of the Banks, appoint a successor Agent, which shall be a financial institution having a rating of not less than A or its equivalent by Standard & Poor's Rating Service. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. After any retiring Agent's resignation, the provisions of this Credit Agreement and the other Loan Documents shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Agent.

        16.10    Notification of Defaults and Events of Default.    Each Bank hereby agrees that, upon learning of the existence of a Default or an Event of Default, it shall promptly notify the Agent thereof. The Agent hereby agrees that upon receipt of any notice under this §16.10 it shall promptly notify the other Banks of the existence of such Default or Event of Default.

        16.11    Duties in the Case of Enforcement.    In case one of more Events of Default have occurred and shall be continuing, and whether or not acceleration of the Obligations shall have occurred, the Agent shall, if (a) so requested by the Majority Banks and (b) the Banks have provided to the Agent such additional indemnities and assurances against expenses and liabilities as the Agent may reasonably request, proceed to enforce the provisions of the Security Documents authorizing the sale or other disposition of all or any part of the Collateral and exercise all or any such other legal and equitable and other rights or remedies as it may have in respect of such Collateral. The Majority Banks may direct the Agent in writing as to the method and the extent of any such sale or other disposition, the Banks hereby agreeing to indemnify and hold the Agent, harmless from all liabilities incurred in respect of all actions taken or omitted in accordance with such directions, provided that the Agent need not comply with any such direction to the extent that the Agent reasonably believes the Agent's compliance with such direction to be unlawful or commercially unreasonable in any applicable jurisdiction.

17. EXPENSES AND INDEMNIFICATION.

        17.1    Expenses.    The Borrower shall on the Closing Date as set forth in the relevant closing statement, and thereafter, no later than five (5) business days after written notice thereof, pay (a) the reasonable costs of producing and reproducing this Credit Agreement, the other Loan Documents and the other agreements and instruments mentioned herein, (b) any taxes (including any interest and penalties in respect thereto) payable by the Agent or any of the Banks (other than taxes based upon the Agent's, any Bank's or any such Bank's lending office or branch's net income) on or with respect to the transactions contemplated by this Credit Agreement (the Borrower hereby agreeing to indemnify the Agent and each Bank with respect thereto), (c) the reasonable fees, expenses and disbursements of the Agent's Special Counsel or any local counsel to the Agent and reasonable consulting, accounting, appraisal and similar professional fees and charges incurred in connection with the preparation, syndication, administration or interpretation of the Loan Documents and other instruments mentioned herein, each closing hereunder, any amendments, modifications, approvals, consents or waivers hereto or hereunder, or the cancellation of any Loan Document upon payment in full in cash of all of the Obligations or pursuant to any terms of such Loan Document for providing for such cancellation, (d) the fees, expenses and disbursements of the Agent or any of its affiliates incurred by the Agent or such affiliate in connection with the preparation, syndication or interpretation of the Loan Documents and other instruments mentioned herein, including all title insurance premiums and appraisal charges; (e) all reasonable out-of-pocket expenses (including without limitation reasonable attorneys' fees and costs, which attorneys may be employees of any Bank or the Agent, and reasonable consulting, accounting, appraisal, investment banking and similar professional fees and charges) incurred by any Bank or the Agent in connection with (i) the enforcement of or preservation of rights under any of the Loan Documents against the Borrower or any of its Subsidiaries or the administration thereof after the occurrence of a Default or Event of Default, (ii) any litigation, proceeding or dispute whether arising hereunder or otherwise, in any way related to any Bank's or the Agent's relationship with the Borrower or any of its Subsidiaries pursuant to the Loan Documents and (iii) the Pre-Packaged Plan or any work-out or restructuring of the Obligations and (f) all reasonable fees, expenses and disbursements of any Bank or the Agent incurred in connection with UCC searches, UCC filings or mortgage recordings.

        17.2    Indemnification.    The Borrower agrees to indemnify and hold harmless the Agent, its affiliates and the Banks from and against any and all claims, actions and suits whether groundless or otherwise, and from and against any and all liabilities, losses, damages and expenses of every nature and character arising out of this Credit Agreement or any of the other Loan Documents or the transactions contemplated hereby including, without limitation, (a) any actual or proposed use by the Borrower or any of its Subsidiaries of the proceeds of any of the Revolving Credit Loans or Letters of

Credit; (b) any actual or alleged infringement of any patent, copyright, trademark, service mark or similar right of the Borrower or any of its Subsidiaries comprised in the Collateral; (c) the Borrower or any of its Subsidiaries entering into or performing this Credit Agreement or any of the other Loan Documents; or (d) with respect to the Borrower and its Subsidiaries and their respective properties and assets, the violation of any Environmental Law, the presence, disposal, escape, seepage, leakage, spillage, discharge, emission, release or threatened release of any Hazardous Substances or any action, suit, proceeding or investigation brought or threatened with respect to any Hazardous Substances (including, but not limited to, claims with respect to wrongful death, personal injury or damage to property), in each case including, without limitation, the reasonable fees and disbursements of counsel and allocated costs of internal counsel incurred in connection with any such investigation, litigation or other proceeding. In litigation, or the preparation therefor, the Banks and the Agent and its affiliates shall be entitled to select their own counsel and, in addition to the foregoing indemnity, the Borrower agrees to pay promptly the reasonable fees and expenses of such counsel. If, and to the extent that the obligations of the Borrower under this §17.2 are unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment in satisfaction of such obligations which is permissible under applicable law.

        17.3    Survival.    The covenants contained in this §17 shall survive payment or satisfaction in full of all other Obligations.

18. TREATMENT OF CERTAIN CONFIDENTIAL INFORMATION.

        18.1    Confidentiality.    Each of the Banks and the Agent agrees, on behalf of itself and each of its affiliates, directors, officers, employees and representatives, to use reasonable precautions to keep confidential, in accordance with their customary procedures for handling confidential information of the same nature and in accordance with safe and sound banking practices, any non-public information supplied to it by the Borrower or any of its Subsidiaries pursuant to this Credit Agreement that is identified by such Person as being confidential at the time the same is delivered to the Banks or the Agent, provided that nothing herein shall limit the disclosure of any such information (a) after such information shall have become public other than through a violation of this §18, (b) to the extent required by statute, rule, regulation or judicial process, (c) to counsel for any of the Banks or the Agent, (d) to bank examiners or any other regulatory authority having jurisdiction over any Bank or the Agent, or to auditors or accountants, (e) in connection with any litigation to which any one or more of the Banks or the Agent, or in connection with the enforcement of rights or remedies hereunder or under any other Loan Document, (f) to a Subsidiary or affiliate of such Bank as provided in §18.2 or (h) to any assignee or participant (or prospective assignee or participant) so long as such assignee or participant agrees to be bound by the provisions of §20.6.

        18.2    Prior Notification.    Unless specifically prohibited by applicable law or court order, each of the Banks and the Agent shall, prior to disclosure thereof, notify the Borrower of any request for disclosure of any such non-public information by any governmental agency or representative thereof (other than any such request in connection with an examination of the financial condition of such Bank by such governmental agency) or pursuant to legal process.

        18.3    Other.    The obligations of each Bank under this §18 shall supersede and replace the obligations of such Bank under any confidentiality letter in respect of this financing signed and delivered by such Bank to the Borrower prior to the date hereof and shall be binding upon any assignee of, or purchaser of any participation in, any interest in any of the Revolving Credit Loans or Reimbursement Obligations from any Bank.

19. SURVIVAL OF COVENANTS, ETC.

        All covenants, agreements, representations and warranties made herein, in the Revolving Credit Notes, in any of the other Loan Documents or in any documents or other papers delivered by or on behalf of the Borrower or any of its Subsidiaries pursuant hereto shall be deemed to have been relied upon by the Banks and the Agent, notwithstanding any investigation heretofore or hereafter made by any of them, and shall survive the making by the Banks of any of the Revolving Credit Loans and the issuance, extension or renewal of any Letters of Credit, as herein contemplated, and shall continue in full force and effect so long as any Letter of Credit or any amount due under this Credit Agreement or the Revolving Credit Notes or any of the other Loan Documents remains outstanding or any Bank has any obligation to make any Revolving Credit Loans or the Agent has any obligation to issue, extend or renew any Letter of Credit, and for such further time as may be otherwise expressly specified in this Credit Agreement. All statements contained in any certificate or other paper delivered to any Bank or the Agent at any time by or on behalf of the Borrower or any of its Subsidiaries pursuant hereto or in connection with the transactions contemplated hereby shall constitute representations and warranties by the Borrower or such Subsidiary hereunder.

20. ASSIGNMENT AND PARTICIPATION.

        20.1    Conditions to Assignment.

                    20.1.1    Assignment by Banks.    Except as provided herein, each Bank may assign to one or more Eligible Assignees all or a portion of its interests, rights and obligations under this Credit Agreement (including all or a portion of its Commitment Percentage and Commitment and the same portion of the Revolving Credit Loans at the time owing to it, the Revolving Credit Notes held by it and its participating interest in the risk relating to any Letters of Credit); provided that (a) the Agent hall have given its prior written consent to such assignment, which consent will not be unreasonably withheld, (b) each such assignment shall be of a constant, and not a varying, percentage of all the assigning Bank's rights and obligations under this Credit Agreement, (c) the minimum amount of each assignment shall be in an amount that is the lesser of $1,000,000 or such Bank's Commitment (d) the parties to such assignment shall execute and deliver to the Agent, for recording in the Register (as hereinafter defined), an Assignment and Acceptance, substantially in the form of Exhibit D hereto (an "Assignment and Acceptance"), together with any Revolving Credit Notes subject to such assignment and (e) the assigning Bank shall pay a $3,500.00 fee in connection with the effectiveness of any assignment it makes to the Agent. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least five (5) Business Days after the execution thereof, (i) the assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Bank hereunder, and (ii) the assigning Bank shall, to the extent provided in such assignment and upon payment to the Agent of the registration fee referred to in §20.3, be released from its obligations under this Credit Agreement.

        20.2    Certain Representations and Warranties; Limitations; Covenants.    By executing and delivering an Assignment and Acceptance the parties to the assignment thereunder confirm to and agree with each other and the other parties hereto as follows:

          (a)  other than the representation and warranty that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim, the assigning Bank makes no representation or warranty, express or implied, and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or the attachment, perfection or priority of any security interest or mortgage,

          (b)  the assigning Bank makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower and its Subsidiaries or any other Person primarily or secondarily liable in respect of any of the Obligations, or the performance or observance by the Borrower and its Subsidiaries or any other Person primarily or secondarily liable in respect of any of the Obligations of any of their obligations under this Credit Agreement or any of the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto;

          (c)  such assignee confirms that it has received a copy of this Credit Agreement, together with copies of the most recent financial statements referred to in §8.4 and §9.4 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance;

          (d)  such assignee will, independently and without reliance upon the assigning Bank, the Agent or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Credit Agreement;

          (e)  such assignee represents and warrants that it is an Eligible Assignee;

          (f)    such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Credit Agreement and the other Loan Documents as are delegated to the Agent by the terms hereof or thereof, together with such powers as are reasonably incidental thereto;

          (g)  such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Credit Agreement are required to be performed by it as a Bank;

          (h)  such assignee represents and warrants that it is legally authorized to enter into such Assignment and Acceptance; and

          (i)    such assignee acknowledges that it has made arrangements with the assigning Bank satisfactory to such assignee with respect to its pro rata share of Letter of Credit Fees in respect of outstanding Letters of Credit.

        20.3    Register.    The Agent shall maintain a copy of each Assignment and Acceptance delivered to it and a register or similar list (the "Register") for the recordation of the names and addresses of the Banks and the Commitment Percentage of, and principal amount of the Revolving Credit Loans owing to and Letter of Credit Participations purchased by, the Banks from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Agent and the Banks may treat each Person whose name is recorded in the Register as a Bank hereunder for all purposes of this Credit Agreement. The Register shall be available for inspection by the Borrower and the Banks at any reasonable time and from time to time upon reasonable prior notice. Upon each such recordation, the assigning Bank agrees to pay to the Agent a registration fee in the sum of $3,500.00, as set forth in §20.1.1.

        20.4    New Revolving Credit Notes.    Upon its receipt of an Assignment and Acceptance executed by the parties to such assignment, together with each Revolving Credit Note subject to such assignment, the Agent shall (a) record the information contained therein in the Register, and (b) give prompt notice thereof to the Borrower and the Banks (other than the assigning Bank). Within five (5) Business Days after receipt of such notice, the Borrower, at its own expense, shall execute and deliver to the Agent, in exchange for each surrendered Revolving Credit Note, a new Revolving Credit Note to the order of such Eligible Assignee in an amount equal to the amount assumed by such Eligible Assignee pursuant to such Assignment and Acceptance and, if the assigning Bank has retained some portion of its obligations hereunder, a new Revolving Credit Note to the order of the assigning Bank in an amount equal to the amount retained by it hereunder. Such new Revolving Credit Notes shall provide that they are replacements for the surrendered Revolving Credit Notes, shall be in an aggregate principal amount equal to the aggregate principal amount of the surrendered Revolving Credit Notes, shall be dated the effective date of such in Assignment and Acceptance and shall otherwise be substantially the form of the assigned Revolving Credit Notes. The surrendered Revolving Credit Notes shall be cancelled and returned to the Borrower.

        20.5    Participations.    Each Bank may sell participations to one or more banks or other entities in all or a portion of such Bank's rights and obligations under this Credit Agreement and the other Loan Documents; provided that (a) each such participation shall be in an amount of not less than $1,000,000, (b) any such sale or participation shall not affect the rights and duties of the selling Bank hereunder to the Borrower and (c) the only rights granted to the participant pursuant to such participation arrangements with respect to waivers, amendments or modifications of the Loan Documents shall be the rights to approve waivers, amendments or modifications that would reduce the principal of or the interest rate on any Revolving Credit Loans, extend the term or increase the amount of the Commitment of such Bank as it relates to such participant, reduce the amount of any commitment fees or Letter of Credit Fees to which such participant is entitled or extend any regularly scheduled payment date for principal or interest.

        20.6    Disclosure.    The Borrower agrees that in addition to disclosures made in accordance with standard and customary banking practices any Bank may disclose information obtained by such Bank pursuant to this Credit Agreement to assignees or participants and potential assignees or participants hereunder; provided that such assignees or participants or potential assignees or participants shall agree (a) to treat in confidence such information unless such information otherwise becomes public knowledge other than as a result of a breach of any confidentiality obligation of any Person, (b) not to disclose such information to a third party, except as required by law or legal process and (c) not to make use of such information for purposes of transactions unrelated to such contemplated assignment or participation.

        20.7    Assignee or Participant Affiliated with the Borrower.    If any assignee Bank is an Affiliate of the Borrower, then any such assignee Bank shall have no right to vote as a Bank hereunder or under any of the other Loan Documents for purposes of granting consents or waivers or for purposes of agreeing to amendments or other modifications to any of the Loan Documents or for purposes of making requests to the Agent pursuant to §14.1 or §14.2, and the determination of the Majority Banks shall for all purposes of this Credit Agreement and the other Loan Documents be made without regard to such assignee Bank's interest in any of the Revolving Credit Loans or Reimbursement Obligations. If any Bank sells a participating interest in any of the Revolving Credit Loans or Reimbursement Obligations to a participant, and such participant is the Borrower or an Affiliate of the Borrower, then such transferor Bank shall promptly notify the Agent of the sale of such participation. A transferor Bank shall have no right to vote as a Bank hereunder or under any of the other Loan Documents for purposes of granting consents or waivers or for purposes of agreeing to amendments or modifications to any of the Loan Documents or for purposes of making requests to the Agent pursuant to §14.1 or §14.2 to the extent that such participation is beneficially owned by the Borrower or any Affiliate of the Borrower, and the determination of the Majority Banks shall for all purposes of this Credit Agreement and the other Loan Documents be made without regard to the interest of such transferor Bank in the Revolving Credit Loans or Reimbursement Obligations to the extent of such participation.

        20.8    Miscellaneous Assignment Provisions.    Any assigning Bank shall retain its rights to be indemnified pursuant to §17 with respect to any claims or actions arising prior to the date of such assignment. If any assignee Bank is not incorporated under the laws of the United States of America or any state thereof, it shall, prior to the date on which any interest or fees are payable hereunder or under any of the other Loan Documents for its account, deliver to the Borrower and the Agent certification in form and substance reasonably satisfactory to the Borrower as to its full exemption from deduction or withholding of any United States federal income taxes. If the Reference Bank transfers all of its interest, rights and obligations under this Credit Agreement, the Agent shall, in consultation with the Borrower and with the consent of the Borrower and the Majority Banks, appoint another Bank to act as a Reference Bank hereunder. Anything contained in this §20 to the contrary notwithstanding, any Bank may at any time pledge all or any portion of its interest and rights under this Credit Agreement (including all or any portion of its Revolving Credit Notes) to any of the twelve Federal Reserve Banks organized under §4 of the Federal Reserve Act, 12 U.S.C. §341. No such pledge or the enforcement thereof shall release the pledgor Bank from its obligations hereunder or under any of the other Loan Documents.

        20.9    Assignment by Borrower.    The Borrower shall not assign or transfer any of its rights or obligations under any of the Loan Documents without the prior written consent of each of the Banks.

21. NOTICES, ETC.

        Except as otherwise expressly provided in this Credit Agreement, all notices and other communications made or required to be given pursuant to this Credit Agreement or the Revolving Credit Notes or any Letter of Credit Applications shall be in writing and shall be delivered in hand, mailed by United States registered or certified first class mail, postage prepaid, sent by overnight courier, or sent by telegraph, telecopy, facsimile or telex and confirmed by delivery via courier or postal service, addressed as follows:

          (a)  if to the Borrower, at 12365 Crosthwaite Circle, Poway, California 92064, Attention: Chief Financial Officer, or at such other address for notice as the Borrower shall last have furnished in writing to the Person giving the notice;

          (b)  if to the Agent, at 100 Federal Street, Boston, Massachusetts 02110, USA, Attention: Peter D. Haley, or such other address for notice as the Agent shall last have furnished in writing to the Person giving the notice; and

          (c)  if to any Bank, at such Bank's address set forth on Annex A hereto, or such other address for notice as such Bank shall have last furnished in writing to the Person giving the notice.

Any such notice or demand shall be deemed to have been duly given or made and to have become effective (a) if delivered by hand, overnight courier or facsimile to a responsible officer of the party to which it is directed, at the time of the receipt thereof by such officer or the sending of such facsimile and (b) if sent by registered or certified first-class mail, postage prepaid, on the third Business Day following the mailing thereof.

22. GOVERNING LAW.

        THIS CREDIT AGREEMENT AND, EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED THEREIN, EACH OF THE OTHER LOAN DOCUMENTS ARE CONTRACTS UNDER THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS AND SHALL FOR ALL PURPOSES BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF SAID COMMONWEALTH OF MASSACHUSETTS (EXCLUDING THE LAWS APPLICABLE TO CONFLICTS OR CHOICE OF LAW). THE BORROWER AGREES THAT ANY SUIT FOR THE ENFORCEMENT OF THIS CREDIT AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS MAY BE BROUGHT IN THE COURTS OF THE COMMONWEALTH OF MASSACHUSETTS OR ANY FEDERAL COURT SITTING THEREIN AND CONSENTS TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURT AND SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON THE BORROWER BY MAIL AT THE ADDRESS SPECIFIED IN §21. THE BORROWER HEREBY WAIVES ANY OBJECTION THAT IT MAY NOW OR

HEREAFTER HAVE TO THE VENUE OF ANY SUCH SUIT OR ANY SUCH COURT OR THAT SUCH SUIT IS BROUGHT IN AN INCONVENIENT COURT.

23. HEADINGS.

        The captions in this Credit Agreement are for convenience of reference only and shall not define or limit the provisions hereof.

24. COUNTERPARTS.

        This Credit Agreement and any amendment hereof may be executed in several counterparts and by each party on a separate counterpart, each of which when executed and delivered shall be an original, and all of which together shall constitute one instrument. In proving this Credit Agreement it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought.

25. ENTIRE AGREEMENT, ETC.

        The Loan Documents and any other documents executed in connection herewith or therewith express the entire understanding of the parties with respect to the transactions contemplated hereby. Neither this Credit Agreement nor any term hereof may be changed, waived, discharged or terminated, except as provided in §27.

26. WAIVER OF JURY TRIAL.

        The Borrower hereby waives its right to a jury trial with respect to any action or claim arising out of any dispute in connection with this Credit Agreement, the Revolving Credit Notes or any of the other Loan Documents, any rights or obligations hereunder or thereunder or the performance of which rights and obligations. Except as prohibited by law, the Borrower hereby waives any right it may have to claim or recover in any litigation referred to in the preceding sentence any special, exemplary, punitive or consequential damages or any damages other than, or in addition to, actual damages. The Borrower (a) certifies that no representative, agent or attorney of any Bank or the Agent has represented, expressly or otherwise, that such Bank or the Agent would not, in the event of litigation, seek to enforce the foregoing waivers and (b) acknowledges that the Agent and the Banks have been induced to enter into this Credit Agreement, the other Loan Documents to which it is a party by, among other things, the waivers and certifications contained herein.

27. CONSENTS, AMENDMENTS, WAIVERS, ETC.

        Any consent or approval required or permitted by this Credit Agreement to be given by the Banks may be given, and any term of this Credit Agreement, the other Loan Documents or any other instrument related hereto or mentioned herein may be amended, and the performance or observance by the Borrower or any of its Subsidiaries of any terms of this Credit Agreement, the other Loan Documents or such other instrument or the continuance of any Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Borrower and the written consent of the Majority Banks. Notwithstanding the foregoing, a decrease in the rate of interest on the Revolving Credit Notes (other than interest accruing pursuant to §6.7.2 following the effective date of any waiver by the Majority Banks of the Default or Event of Default relating thereto), the amount of the Commitments of the Banks, and the amount of commitment fee or Letter of Credit Fees hereunder may not be changed without the written consent of the Borrower and the written consent of each Bank affected thereby; the Maturity Date may not be postponed without the written consent of each Bank affected thereby; this §27 and the definition of Majority Banks may not be amended, without the written consent of all of the

Banks; the amount of the Agent's Fee or any Letter of Credit Fees payable for the Agent's account and §16 may not be amended without the written consent of the Agent; and the consent provisions with respect to Asset Sales or other disposition of assets that constitutes an amount greater than 20% of the total assets of the Borrower of a consolidated basis as set forth in §10.5.2 without the written consent of all of the Banks and the Agent. No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon. No course of dealing or delay or omission on the part of the Agent or any Bank in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto. No notice to or demand upon the Borrower shall entitle the Borrower to other or further notice or demand in similar or other circumstances.

28. SEVERABILITY.

        The provisions of this Credit Agreement are severable and if any one clause or provision hereof shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction, and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision of this Credit Agreement in any jurisdiction.

[Signature Pages Follow]

        IN WITNESS WHEREOF, the undersigned have duly executed this Credit Agreement as a sealed instrument as of the date first set forth above.

BORROWER, on behalf of itself and its Domestic Subsidiaries:
ANACOMP, INC., an Indiana corporation
By:

Name:

Title:

BANKS:
FLEET NATIONAL BANK, f/k/a BankBoston, N.A., as the Agent and a Bank
By:

Name:

Title:

UNION BANK OF CALIFORNIA, N.A., as a Bank
By:

Name:

Title:

THE FUJI BANK, LIMITED, as a Bank
By:

Name:

Title:

KEY CORPORATE CAPITAL, INC., as a Bank
By:

Name:

Title:

CITY NATIONAL BANK, as a Bank
By:

Name:

Title:

ANNEX A
Banks/Commitments

Banks	Commitment	Commitment Percentage
Fleet National Bank 100 Federal Street MA DE 10006A Boston, Massachusetts 02110 Attention: Peter D. Haley Telephone: 617-434-5478	$22,333,616.31	36.666666649485%
The Fuji Bank, Limited Corporate Banking Division 350 South Grand Avenue, Suite 1500 Los Angeles, California 90071 Attention: Richard G. Bushman Telephone: 213-253-4182	$8,121,315.00	13.333333350515%
Union Bank of California Special Assets Department 445 South Figueroa Street, Suite 403 Los Angeles, California 90071 Attention: Allison W. Berry Telephone: 213-236-7751	$16,242,629.94	26.666666649485%
City National Bank Special Assets 606 South Olive Street, Suite 2000 Los Angeles, California 90014 Attention: Patrick Cassidy Telephone: 213-347-2289	$2,030,328.75	3.333333350515%
Key Corporate Capital, Inc. Special Assets Group 525 Vine Street Cincinnati, Ohio 45202 Attention: Michele Oltman Telephone: 513-762-8491	$12,181972.50	20.000000000000%

Totals	60,909,862.50	100%

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  Exhibit 10.12
TABLE OF CONTENTS
INDEX OF APPENDICES
AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT AND RESTRUCTURE OF OBLIGATIONS
ANNEX A Banks/Commitments